As Filed With the Securities and Exchange Commission on October 23, 2009



                                Registration No.
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM S-1/A
                                 Amendment No. 1



             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       MOMENTUM HEALTHCARE SERVICES, INC.
             ______________________________________________________
             (Exact name of registrant as specified in its charter)


       Delaware                      7375                           26-4674273
________________________________________________________________________________
(State or jurisdiction         (Primary Standard                  (IRS Employer
   of incorporation        Industrial Classification              Identification
   or organization)              Code Number)                         Number)


                           3 Church Circle, Suite 130
                                  Annapolis, MD
                                      21401
                             Telephone 410-919-7571
                             Facsimile 443-403-2481
        _________________________________________________________________
          (Address, including zip code, Telephone and Facsimile Number including area code, of Registrant's Principal Executive Offices)


                              2682 Claibourne Road
                               Annapolis, MD 21403
                             Telephone 410-280-6685
                                Fax: 443-403-2481
             ______________________________________________________
             (Name, Address including zip code and Telephone Number
               including area code of Resident Agent for Services)


                                   Copies to:
                         Diane D. Dalmy, Attorney at Law
                              8965 W. Cornell Place
                               Lakewood, CO 80227

                             Telephone: 303-985-9324
                             Facsimile: 303-988-6954
                           Email: ddalmy@earthlink.net

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.[X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting Company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting Company," in Rule 12b-2 of the Exchange Act. (Check one.)

Large accelerated filer [ ]                                Accelerated filer [ ]
Non-accelerated filer   [ ]
Smaller reporting Company [X] (Do not check if a smaller reporting Company)



                         CALCULATION OF REGISTRATION FEE
========================================================================================================
                                             Proposed Maximum
Title of Each                                Aggregate            Proposed Maximum
Class of Securities     Number of Shares     Offering Price       Aggregate             Amount of
To be Registered        to be Registered     Per Share(1)         Offering Price(1)     Registration Fee
________________________________________________________________________________________________________

Common Stock,
$.001 par value (2)        6,000,000              $5.00              $30,000,000             $1,674
________________________________________________________________________________________________________

Total Registration Fee                                                                       $1,674
========================================================================================================

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

                 SUBJECT TO COMPLETION, DATED OCTOBER __ , 2009

                       MOMENTUM HEALTHCARE SERVICES, INC.

                    6,000,000 SHARES OF CLASS A COMMON STOCK


This prospectus relates to the sale of an aggregate of 6,000,000 shares of common stock on a best efforts basis, with a reserve fixed selling price of $5.00 per share and accepted by the Board of Directors, for the duration of the offering, no minimum purchase of shares and an offering period of 9 months from the date of this prospectus, or such shorter period as our Board of Directors may determine, by Momentum Healthcare Services, Inc., the selling security holder under this prospectus. These securities will be offered for sale by the selling security holder identified in this prospectus in accordance with the methods and terms described in the section of this prospectus entitled "Plan of Distribution." There is currently no market for the shares and our securities are not listed on any exchange or quotation service.

We will receive all of the proceeds from the sale of these shares. We will pay all expenses, including brokerage expenses, fees, discounts and commissions incurred in connection with the offering described in this prospectus. Our common stock is more fully described in the section of this prospectus entitled "Description of Securities."

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. See "Risk Factors" on page 6 for risks of an investment in the securities offered by this prospectus, which you should consider before you purchase any shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is October , 2009.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, the Company, or the shares of common stock offered hereby that is different from the information included in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

                               TABLE OF CONTENTS


PROSPECTUS SUMMARY.............................................................6

THE OFFERING...................................................................9

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................9

RISK FACTORS..................................................................10

USE OF PROCEEDS TO ISSUER.....................................................28

DILUTION......................................................................29

PLAN OF DISTRIBUTION..........................................................30

DIVIDEND POLICY...............................................................31

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS.....................................................31

SELECTED FINANCIAL DATA.......................................................41

PLAN OF OPERATIONS............................................................43

PROJECTED FINANCIAL STATEMENTS PREPARED BY MANAGEMENT.........................45

BUSINESS FACILITIES...........................................................48

COMPETITION...................................................................48

RESEARCH AND DEVELOPMENT......................................................49

EMPLOYEES.....................................................................49

INDEPENDENT DIRECTORS.........................................................49

MANAGEMENT....................................................................50

MANAGEMENT AND DIRECTOR BIOGRAPHIES...........................................50

PROSPECTIVE INDEPENDENT DIRECTOR BIOGRAPHIES..................................52

AUDIT COMMITTEE...............................................................53

COMPENSATION COMMITTEE........................................................53

NOMINATING COMMITTEE..........................................................54

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.............................54

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................54

DESCRIPTION OF CAPITAL STOCK..................................................56

REMUNERATION OF DIRECTORS AND OFFICERS........................................58

COMPENSATION OF DIRECTORS.....................................................58

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS.....................58

STOCK INCENTIVE PLAN..........................................................58

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS................................................58

SHARES ELIGIBLE FOR FUTURE SALE...............................................59

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES....................................................59

LEGAL MATTERS.................................................................60

AUDITOR.......................................................................60

INTEREST OF NAMED EXPERTS AND COUNSEL.........................................60

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE......................................................60

AVAILABLE INFORMATION.........................................................60

REPORTS TO SECURITY HOLDERS...................................................60

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.......................61

RECENT SALES OF UNREGISTERED SECURITIES.......................................69

EXHIBITS......................................................................70

UNDERTAKINGS..................................................................70

MARKET FOR COMMON EQUITY AND RELATED SECURITIES MATTERS.......................72

SIGNATURES....................................................................72

EXHIBIT INDEX.................................................................73

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU ARE URGED TO READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES. IN THIS PROSPECTUS, WE REFER TO MOMENTUM HEALTHCARE SERVICES, INC. AS "WE," "US," "OUR," "MOMENTUM" AND THE "COMPANY."

                       MOMENTUM HEALTHCARE SERVICES, INC.

THE COMPANY

Momentum Healthcare Services, Inc. ("Momentum" or the "Company") was founded under the name Dennis Healthcare Solutions, Inc., in the State of Delaware on April 15, 2009. The Company is in the business of building for-profit hospitals and clinics in India, and providing healthcare services to healthcare organizations in the United States and India. Momentum plans to provide business process outsourcing ("BPO"), healthcare support services and Healthcare Information Technology ("Healthcare IT"), including electronic medical records, and to serve as an application service provider to hospitals, clinics and doctor's offices throughout the World.

Momentum is in the development stage and has no history of operations. We presently do not have all of the funding we require to execute our business plan or build name recognition. Provided we are successful with this offering, we plan to continue to raise additional capital at future dates to fund acquisitions and organic growth. Such raises of additional capital may prove to be dilutive.

GENERAL INTRODUCTION

Momentum Healthcare Services, Inc. started operations on April 15, 2009 and is in its development stage. The Company has yet to generate revenue. Since its inception on April 15, 2009 through June 30, 2009 Momentum has incurred losses of $100,126. As of June 30, 2009 the Company had assets totaling $13,074 in cash.

We expect to continue to incur losses for several years. We do not expect to generate sufficient revenue to cover our expenses, and we do not have sufficient cash and cash equivalents to execute our plan of operations. We will need to obtain additional financing to conduct our day-to-day operations, and to fully execute our business plan. We anticipate raising capital necessary to fund our business through the sale of equity securities although there is no certainty that we may be able to raise the required funds (See "Plan of Operation").

Our independent auditors, EFP Rotenberg, LLP, have added an explanatory comment to their report on the audit of our financial statements for the period ended June 30, 2009, stating that our development stage loss, no revenues and dependence on our ability to raise additional capital to continue our business, raise substantial doubt about our ability to continue as a going concern. Our financial statements and their explanatory notes included as part of this prospectus do not include any adjustments that might result from the outcome of this uncertainty. If we fail to obtain additional financing, either through an offering of our securities or by obtaining loans, we may be forced to cease our planned business operations altogether.

The Company's principal address is at 3 Church Circle, Suite 130, Annapolis, MD 21401. The Company's telephone is 410-919-7571 and facsimile is 443-403-2481.

BUSINESS DEVELOPMENT

The Company started in April 2009. The Company is in the business of building for-profit hospitals and clinics in India, and providing healthcare services to healthcare organizations in the United States and India. We intend to serve as a Healthcare IT application service provider ("ASP") to hospitals, clinics and doctor's offices throughout the World.

The Company intends to enter into distribution agreements with business process outsourcing ("BPO") suppliers in India and other countries outside the United States as well as develop healthcare information system software outside of the United States.

SUMMARY OF UNIQUE FEATURES OF THE COMPANY

Momentum intends to build hospitals and clinics in India to address some of the startling deficiencies of the Indian healthcare system using finance developed in United States public markets, and in debt and equity markets throughout the World, including India. According to the Government of India's ECONOMIC SURVEY 2008-09, India has a shortage of 28,000 healthcare centers throughout the country. The ratio of United States to Indian doctors and hospital beds in service is over 4:1. Additionally, India's population is growing by approximately 25 million people per year. This number is approximately equal to the total size of the population of the Kingdom of Saudi Arabia, which has 340 hospitals, and suggests that there will be an increasing need for building new healthcare facilities for the foreseeable future.

India's demographic situation presents significant opportunity for investment in the Indian healthcare sector. The government of India is actively encouraging private initiatives in the sector by offering tax holidays to private hospitals in certain areas. There are more than 40,000 doctors of Indian origin in the United States and a proportional number in Great Britain, among many other countries throughout the World. Many of these doctors are keenly aware of the healthcare deficiencies in India, and many would like to find a way to help. Many have practiced outside of India for 10-40 years, and have amassed the financial wherewithal to help. Many have already tried to help, and some have been successful. Others, however, have been thwarted by the complexity of establishing a healthcare facility on the other side of the World.

Discussions with NRI doctors have suggested that the major stumbling block for them developing healthcare projects in India has been their lack of time for administrative focus and their lack of adequate financial training. Momentum intends to resolve these shortcomings by building the structures, equipping and administering them, while allowing the doctors to focus on the medical aspects of the business. We intend to accomplish the financial portion of this mission through a mixture of public funding, local bank finance, international finance supported by the U.S. ExIm Bank and other international development banks, and various equity partnerships within individual subsidiaries, keeping in mind our intention to consolidate results by maintaining majority ownership in each subsidiary.

Momentum intends to use some proceeds of this offering to enter the Business Process Outsourcing Industry ("BPO") in the United States and the United Kingdom. This initiative is expected to provide medium- to long-term cash flow for development of Momentum's various businesses. Three of the first officers of Momentum Healthcare Services, Inc. are three of the first four executive employees hired by CBay Systems, Ltd., a Delaware corporation, whose successor in interest, CBaySystems Holdings Limited ("CBay") is now listed on the London Stock Exchange (AIM: CBAY). After founding in July 1998, CBay became the largest Company in the American Medical Transcription industry, which includes approximately 1,500 companies of all sizes. CBay's business spans Medical Transcription, Healthcare Information Technology, and Patient Financial Services, including Medical Billing.

Momentum also intends to use proceeds of this offering and cash flow generated from its BPO businesses to address the Healthcare IT space in the American healthcare industry. As Momentum's Indian hospitals come online over the next 24-36 months, Momentum intends to use them as test beds for improving and certifying its Healthcare IT systems for the United States healthcare market. Furthermore, we will be in a position to use our hospitals as references to cross-sell our Healthcare IT and BPO offerings into the Indian market itself, which can be expected to grow dramatically and adopt international standards and practices over the coming decades. These activities will position Momentum to be a major player in the global healthcare services industry.

PRINCIPAL OPERATIONS, PRODUCTS AND SERVICES OF THE COMPANY

Momentum Healthcare Services, Inc. started in April 2009. The Company is in the business of building hospitals and clinics in India, and providing healthcare services in the United States initially, and ultimately in India as well. These services include providing business process outsourcing of medical transcription, medical billing and other support services, as well as healthcare IT, including electronic medical records, and serving as an application service provider to hospitals, clinics and doctor's offices throughout the World.

DESCRIPTION OF PRODUCT:

Momentum is initially focusing on four discrete businesses in the Healthcare Services Industry, including Hospital Development and Operations in the form of construction and operation of for-profit hospitals in India, and Medical Transcription, Medical Billing, and Healthcare IT in the United States. These businesses are described in greater detail beginning at page 35.

Hospital Development and Operations is the planning, construction and operation of for-profit hospitals in India. The Company initially envisions opening 5 hospitals with 75 beds each, offering complete medical and surgical care across 5 to 7 medical specialties. This business line has been occasioned by Momentum being in a position to offer the financial and administrative expertise to facilitate major healthcare projects over a broad spectrum. Momentum intends to build and equip hospitals and clinics in India, and then collaborate with NRI physicians and others to operate the medical aspects of these projects. Such projects are a dire need for India, as explained in the discussion of "The Indian Hospital and Healthcare Industry" below.

Momentum is in the process of reaching agreements with Indian landowners, who will exchange significant parcels of land in return for the Company's Class A Common Stock. Momentum plans to receive this land in Indian subsidiaries to be formed, with each parcel owned by a separate subsidiary. Individual management teams, Boards of Directors, and a separate project finance structure will support each subsidiary. Since each of these subsidiaries may be quite different, and is subject to substantial further development, no cash flow structure for Momentum has yet been developed. We anticipate exchanging our Class A Common Stock, valued at $5.00 per share, in return for the genuine appraised value of the lands in each separate case, as verified by an internationally recognized real estate appraiser. Future acquisitions may be valued differently, depending upon the performance of our shares.

Medical Transcription is the process of converting dictations of physicians, contained on computerized voice files, into typed files, which can become part of the medical record in hospitals, clinics and doctors' offices.

Medical Billing is the process of taking responsibility for filing claims and collecting fees for medical services of all kinds.

Healthcare IT ("HIT") includes the software, systems, and implementation of the computerization of all functions in the healthcare industry, including, but not limited to, enterprise resource planning ("ERP"), client relationship management ("CRM"), and supply chain management ("SCM"). Such systems are designed to improve the performance of healthcare organizations at all levels. These are multi-module applications systems, which integrate activities across functional departments including, but not limited to management planning, purchasing, inventory control, finance, accounting, human resources, electronic medical records and all of the operational and functional aspects of healthcare delivery.

Management believes that it is uniquely positioned to differentiate Momentum from other companies in the Medical Services Industry by providing high quality paradigm shifting products and services in an effective and efficient manner. Management intends to explore future financings to grow quickly through acquisitions, both in India and the United States.

                                                        THE OFFERING

Securities Offered                             6,000,000 shares of Class A
                                               common stock

Selling Shareholder                            Corporate Treasury

Offering Price                                 $5.00

Shares outstanding prior to the offering       No shares of Class A common stock
                                               and 4,004,000 shares of Class B
                                               common stock

Shares outstanding after the offering          6,000,000 shares of Class A
                                               common stock and 8,004,000
                                               shares of Class B common stock

Use of Proceeds                                Working Capital and Acquisitions


This prospectus relates to the sale of up to 6,000,000 shares of our Class A common stock by Momentum Healthcare Services, Inc. These 6,000,000 Class A common shares are being offered hereby by Momentum under this prospectus. These shares have not been previously issued.

The number of common shares offered by this prospectus represents up to approximately 42.8% of the total common stock outstanding after the offering.

THE REGISTRATION OF COMMON SHARES PURSUANT TO THIS PROSPECTUS DOES NOT NECESSARILY MEAN THAT ANY OF THOSE SHARES WILL ULTIMATELY BE OFFERED OR SOLD BY THE COMPANY.

DETERMINATION OF OFFERING PRICE

We intend to set our offering price at $5.00 per share of Class A Common Stock.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements" that involve risk uncertainties. We use words such as "anticipate", "expect", "intend", "plan", "believe", "seek" and "estimate", and variations of these words and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. While our actual results may differ from those anticipated in the forward-looking statements, we have a reasonable basis for all of the disclosures in our registration statement. These forward-looking statements address, among others, such issues as:

     *    future earnings and cash flow
     *    development projects
     *    business strategy
     *    expansion and growth of our business and operations
     *    our estimated financial information

These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties, which could cause our actual results, performance and financial condition to differ materially from our expectation.

Consequently, these cautionary statements qualify all of the forward-looking statements made in this prospectus. We cannot assure you that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they would have the expected effect on us or our business or operations.

                                  RISK FACTORS

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS.

IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE SERIOUSLY HARMED. THE TRADING PRICE OF OUR SHARES OF COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

THE SECURITIES WE ARE OFFERING THROUGH THIS PROSPECTUS ARE SPECULATIVE BY NATURE AND INVOLVE AN EXTREMELY HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THE FOLLOWING KNOWN RISK FACTORS COULD CAUSE OUR ACTUAL FUTURE OPERATING RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD LOOKING STATEMENTS, ORAL OR WRITTEN, MADE BY OR ON BEHALF OF US. IN ASSESSING THESE RISKS, WE SUGGEST THAT YOU ALSO REFER TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES.

(a) RISKS RELATED TO OUR BUSINESS AND THIS OFFERING

THE COMPANY HAS NO OPERATING HISTORY UPON WHICH TO BASE AN EVALUATION OF ITS BUSINESS AND PROSPECTS. WE MAY NOT BE SUCCESSFUL IN OUR EFFORTS TO GROW OUR BUSINESS AND TO EARN REVENUES. AN INVESTMENT IN OUR SECURITIES REPRESENTS SIGNIFICANT RISK AND YOU MAY LOSE ALL OR PART YOUR ENTIRE INVESTMENT.

We have a limited History of operations and we may not be successful in our efforts to grow our business and to earn revenues. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. Sales and operating results are difficult to forecast because they generally depend on the volume and timing of the amount of business transacted - the frequency of which is uncertain. As a result, management may be unable to adjust its spending in a timely manner to compensate for any unexpected revenue shortfall. THIS inability could cause net losses in a given period to be greater than expected. An investment in our securities represents significant risk and you may lose all or part your entire investment.

MOMENTUM IS A START-UP COMPANY WITH FORMATION LOSSES TO DATE. FUTURE LOSSES AND NEGATIVE CASH FLOW MAY LIMIT OR DELAY OUR ABILITY TO BECOME PROFITABLE. IT IS POSSIBLE THAT WE MAY NEVER ACHIEVE PROFITABILITY. AN INVESTMENT IN OUR SECURITIES REPRESENTS SIGNIFICANT RISK AND YOU MAY LOSE ALL OR PART YOUR ENTIRE INVESTMENT.

We have yet to establish profitable operations or a History of profitable operations. We anticipate that we will continue to incur substantial operating losses for an indefinite period of time due to the significant costs associated with the development of our business.

Since incorporation, we have expended financial resources on the development of our business. As a result, losses have been incurred since incorporation. Management expects to experience operating losses and negative cash flow for the foreseeable future. Management anticipates that losses will continue to increase from current levels because the Company expects to incur additional costs and expenses related to: brand development, marketing and promotional activities; the possible addition of new personnel; and the development of relationships with strategic business partners.

The Company's ability to become profitable depends on its ability to generate and sustain sales while maintaining reasonable expense levels. If the Company does achieve profitability, it cannot be certain that it would be able to sustain or increase profitability on a quarterly or annual basis in the future. An investment in our securities represents significant risk and you may lose all or part your entire investment.

IF WE DO NOT OBTAIN ADDITIONAL FINANCING, OUR BUSINESS WILL FAIL.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. We will need to obtain additional financing in order to complete our business plan because we currently do not have any operations and we have no income. We do not have any arrangements for financing and we may not be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including investor sentiment. These factors may adversely affect the timing, amount, terms, or conditions of any financing that we may obtain or make any additional financing unavailable to us. If we do not obtain additional financing our business will fail. Please note that the share structure of the Company, including super voting rights is such that the founding shareholders will continue to control elections to the Board of Directors and major aspects of the operations of the Company after the completion of this offering and for the foreseeable future, including through subsequent offerings. As such, this share structure and this offering might negatively affect the Company's ability to raise needed funds through a further offering of the Company's securities in the future.

OUR OPERATING RESULTS WILL BE VOLATILE AND DIFFICULT TO PREDICT. IF THE COMPANY FAILS TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE SIGNIFICANTLY.

Management expects both quarterly and annual operating results to fluctuate significantly in the future. Because our operating results will be volatile and difficult to predict, in some future quarter our operating results may fall below the expectations of securities analysts and investors. If this occurs, the trading price of our common stock may decline significantly.

A number of factors will cause gross margins to fluctuate in future periods. Factors that may harm our business or cause our operating results to fluctuate include the following: the inability to obtain new clients at reasonable cost; the ability of competitors to offer new or enhanced services or products; price competition; the failure to develop marketing relationships with key business partners; increases in our marketing and advertising costs; increased fuel and travel costs and increased labor costs that can affect demand for our product; the amount and timing of operating costs and capital expenditures relating to expansion of operations; a change to or changes to government regulations; seasonality and a general economic slowdown. Any change in one or more of these factors could reduce our ability to earn and earn revenues in future periods.

WE HAVE RECEIVED AN OPINION OF GOING CONCERN FROM OUR AUDITORS. IF WE DO NOT RECEIVE ADDITIONAL FUNDING, WE WOULD HAVE TO CURTAIL OR CEASE OPERATIONS. AN INVESTMENT IN OUR SECURITIES REPRESENTS SIGNIFICANT RISK AND YOU MAY LOSE ALL OR PART YOUR ENTIRE INVESTMENT.

Our independent auditors noted in their report accompanying our financial statements for the period ended June 30, 2009 that there is substantial doubt about our ability to continue as a going concern. As of June 30, 2009, we had a loss of $100,126. They further stated that the uncertainty related to these conditions raised substantial doubt about our ability to continue as a going concern. At June 30, 2009, our cash was $13,074. We do not currently have sufficient capital resources to fund operations. To stay in business, we will need to raise additional capital through public or private sales of our securities, debt financing or short-term bank loans, or a combination of the foregoing.

We will need additional capital to fully implement our business, operating and development plans. However, additional funding from an alternate source or sources may not be available to us on favorable terms, if at all. To the extent that money is raised through the sale of our securities, the issuance of those securities could result in dilution to our existing security holders. If we raise money through debt financing or bank loans, we may be required to secure the financing with some or all of our business assets, which could be sold or retained by the creditor should we default in our payment obligations. If we fail to raise sufficient funds, we would have to curtail or cease operations.


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THE COMPANY IS GOVERNED BY A BOARD OF DIRECTORS, WHICH DOES NOT YET HAVE
SUFFICIENT INDEPENDENT DIRECTORS TO SATISFY THE REQUIREMENTS OF LISTING ON NATIONAL STOCK EXCHANGES AND, AS SUCH, THERE MAY BE SIGNIFICANT RISK TO THE COMPANY FROM A CORPORATE GOVERNANCE PERSPECTIVE.

We have written and adopted effective disclosure and accounting controls to comply with applicable laws and regulations, but have not yet hired sufficient staff with which to implement and operate, which could result in fines, penalties and assessments against us. There may be significant risk to the Company from a corporate governance perspective.

Our founding shareholders will continue to have effective voting control of the Company for the foreseeable future, including the election of directors and the approval of significant corporate transactions. We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against the transactions implemented by vote of shareholders, conflicts of interest and similar matters.

BECAUSE THREE OF OUR DIRECTORS AND FOUNDING SHAREHOLDERS, MR. K.J. DENNIS, MR.
P. SIVADASAN, AND MR. ANOOP SIVADASAN, ARE NOT RESIDENT OF THE UNITED STATES, IT MAY BE DIFFICULT TO ENFORCE ANY LIABILITIES AGAINST THEM.

Accordingly, if an event occurs that gives rise to any liability, shareholders would likely have difficulty in enforcing such liabilities because three of our Directors and founding Shareholders, Mr. K.J. Dennis, Mr. P. Sivadasan, and Mr. Anoop Sivadasan reside outside the United States. If a shareholder desired to sue, the shareholder would have to serve a summons and complaint. Even if personal service is accomplished and a judgment is entered against that person, the shareholder would then have to locate assets of that person, and register the judgment in the foreign jurisdiction where assets are located.

BECAUSE OUR EXECUTIVE OFFICERS AND DIRECTORS HAVE OTHER BUSINESS INTERESTS, THEY MAY NOT BE ABLE OR WILLING TO DEVOTE A SUFFICIENT AMOUNT OF TIME TO THE COMPANY'S BUSINESS OPERATIONS, WHICH MAY CAUSE OUR BUSINESS TO FAIL.

None of the executive officers or directors is an employee of the Company. Employment agreements with the Company will be developed and become effective only upon successful completion of this offer, as determined by the Board of Directors, and after further action by the Compensation Committee of the Board of Directors.

It is possible that the demands on our Officers and Directors from other obligations could increase prior to the effective date of this offering with the result that they would no longer be able to devote sufficient time to the management of the Company's business. In addition, they may not possess sufficient time for the Company's business, if the demands of managing the Company's business increase substantially beyond current levels.

THE COMPANY IS EXCHANGING SHARES OF ITS CLASS A COMMON STOCK FOR LAND IN INDIA WHERE IT INTENDS TO PLAN, CONSTRUCT AND OPERATE A NUMBER OF WORLD-CLASS MEDICAL FACILITIES, WHICH COULD DEPRESS FUTURE SHARE PRICES

The company intends to exchange company Class A Common Stock we deem valued of $5 dollars per share as determined by the Board of Directors in exchange for land suitable to plan, construct and operate at least 5 world class medical facilities. The Company's Board of Directors has approved the purchase of 5 parcels with an appraised market value of up to $20 million in the aggregate. Momentum has one contract to acquire land for such a project, in a related party transaction with Dennis Steels Pvt. Ltd., at the major railway junction of Arakkonam, in the State of Tamil Nadu, 70 kilometers west of Chennai. A copy of this contract, which is contingent upon Momentum successfully raising $10 million in new shareholder investment and Momentum establishing to its satisfaction that the construction of a building on the site can be financed from within the Indian banking or other financing community, is attached hereto as Exhibit 10.1. The consideration for the purchase of this parcel shall be a number to be determined of Momentum Class A Common Shares, determined by solving for an equation using as a numerator the appraised value of the parcel of land and as a denominator $5.00. The seller agrees to hold the said shares for a period of 1 year. The Company may have to return any and all of the land for the


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original transaction price if the land is not developed for medical hospitals.
While any seller of the land in India to Momentum are precluded from selling their stock for 1 to 2 years, should they choose to liquidate their shares after such period, it could put downward pressure on the company's stock price in the market. The land will be valued on Momentum's Financial Statements at the Fair Value when acquired or the market value of the shares transferred, whichever is more certain. Since there is no current market for our stock, the first valuation is likely to be the Fair Value as established by independent appraisals. The Company may not be able to obtain adequate financing for the construction of its planned hospitals. Said hospitals are not expected to be a source of cash flow to the Company for the foreseeable future.

THE COMPANY HAS LIMITED EXPERTISE IN THE CONSTRUCTION AND MANAGEMENT OF HOSPITALS IN INDIA

While the Company does have several Officers and Directors with Indian real estate development experience (K.J. Dennis, Donald L. Conover, and V. Seshu Kumar), none has direct experience in the development of hospitals. We intend to affiliate with teaching hospitals and medical practices in the United States, the United Kingdom, and India, which do have such experience, and will provide us with the specifications and necessary guidance to accomplish these tasks, but no such affiliations have been agreed at this time. We further intend to meet the standards of the Joint Commission International ("JCI"), which has compiled clear benchmarks regarding all aspects of World Class hospital development and operation, but the company has not yet developed a working relationship with JCI.

THE COSTS OF BEING A PUBLIC COMPANY WILL PUT A STRAIN ON OUR RESOURCES

After the consummation of this offering, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, or the "Exchange Act," and the Sarbanes-Oxley Act of 2002. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control for financial reporting. These requirements will place a strain on our systems and resources as well as add additional costs to our business in complying with these regulations. The cost and effort required to stay compliant with these regulations will divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. If we are unable to conclude that our disclosure controls and procedures and internal control over financial reporting are effective, or if our independent public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal control over financial reporting in future years, investors may lose confidence in our business and the value of our stock may decline.

An investment in our Common Shares may not be suitable for all recipients of this document. Investors are therefore strongly recommended to consult an investment adviser who specializes in advising on investments of this nature before making their decision to invest.

INCOME TAXES

There is no provision for income taxes in our financial statements because of our expected net operating loss for the foreseeable future. At such time as we do expect profits, we intend to make estimates to determine our current provision for income taxes, as well as our income taxes payable. Our estimates will take into account current tax laws and our interpretation of current tax laws, as well as possible outcomes of any future tax audits. Changes in tax laws or our interpretation of tax laws and the resolution of any future tax audits could significantly impact the amounts provided for income taxes in our financial statements.

LEGAL CONTINGENCIES

We are not currently subject to either threatened or pending litigation, actions or administrative proceedings. However, from time to time, we are involved in routine legal matters incidental to our business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on our financial position, results of operations or liquidity.

INFLATION

The rate of inflation has had little impact on the Company's past results of operations and is not expected to have significant impact on the continuing operations.

(b) RISKS RELATED TO THE HEALTHCARE SERVICES BUSINESS

OUR INDUSTRY IS COMPETITIVE AND IS CHARACTERIZED BY GROSS MARGINS OF 30 TO 50 PERCENT OF COSTS. A MINOR SHORTFALL FROM EXPECTED REVENUE COULD AFFECT THE DEMAND FOR OUR SERVICES, HAVE A SIGNIFICANT IMPACT ON OUR ABILITY TO GENERATE REVENUE, AND CAN CAUSE OUR BUSINESS TO FAIL.

Our industry is competitive. There are many different suppliers of business process outsourcing and healthcare IT and our products and services are not unique to other products.

Aggressive marketing tactics implemented by our competitors could impact our limited financial resources and adversely affect our ability to compete in our market.

OUR INDUSTRY IS CYCLICAL AND THESE FLUCTUTAIONS COULD HAVE SIGNIFICANT IMPACT ON OUR BUSINESS VOLUME DURING CERTAIN OFF PEAK MONTHS, AND POSSIBLY CAUSE OUR BUSINESS TO FAIL.

The healthcare services industry experiences economic cyclical fluctuations in the timing of elective medical procedures, which tend to be less frequent during certain months and during certain holiday periods. As of the time of this registration statement the healthcare services industry in North America is experiencing an economic down turn. We expect that this could adversely affect our operating results and could lead to lower revenues than expected.

IF WE ARE UNABLE TO MEET SERVICE AND QUALITY OBLIGATIONS UNDER OUR CLIENT CONTRACTS, THE BUSINESS AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

Momentum Healthcare Services, Inc. currently has no client contracts. At such time as contracts are obtained, if Momentum is unable to meet its service obligations under its client contracts, through failure to provide sufficient quality or on-time delivery, the business and results of operations may be adversely affected. If it does not meet its service obligations, its prospective revenues will suffer and Momentum may suffer reputational harm to its reputation or lose clients. In particular, Momentum's medical transcription work must satisfy strict quality standards set out in its client contracts, including the key thresholds specified by the Association for Healthcare Documentation Integrity ("AHDI") that all transcription work must score at least 98 on a scale of 100 quality points, free of typographical errors, spelling mistakes or grammatical errors.

Medical transcription work can be subject to errors because Momentum's medical transcriptionists will be largely non-native English speakers and the quality assurance team may review only a selected sample of transcriptions. In addition, medical transcription work must be performed within strict turnaround times specified in client contracts. Under certain medical transcription client contracts, medical transcription work must be performed in a supplier-owned transcription center. Where these obligations are not met the client is not required to pay for some or all of the services provided under the contract, or may review, cancel or otherwise seek to alter the terms of the contract, significantly harming Momentum's business and results from operations.

In addition, Momentum's Medical Billing business will be performed on the basis that payment for such work will be directly linked to Momentum's success at performing its obligations under the relevant client contracts. Momentum will not generally receive a fixed or continual fee for carrying out such services for its clients. As a result, the revenue derived from our Medical Billing contracts is not fixed and depends upon the success of Momentum to carry out its duties under the contract. No assurance can be given that Momentum will be able to achieve the maximum revenue possible from all of its client contracts.

Momentum will rely heavily on the successful operation of its information technology systems to meet its client service obligations. Each of Momentum's business areas rely on technology to communicate with clients and to carry out all areas of its operations. If serious breaches, errors or breakdowns of Momentum's information technology or telecommunications systems or if its operations are subject to power or other failures and are prolonged or occur on a regular basis, then Momentum could incur substantial costs in identifying and fixing the systems (including increased labor costs and maintenance fees), could lose the goodwill of its clients and could also materially breach contracts it has with its clients and thereby lose revenues, face client claims and suffer reputational harm.

If security breaches occur in Momentum's information technology systems, Momentum may be in breach of its client contracts or applicable laws and its business and results of operations may be adversely affected Momentum will process sensitive and private medical and financial data that is protected under a number of US federal and state laws, including the Healthcare Insurance Portability and Accountability Act of 1996 ("HIPAA"). There is a risk that this data could become public if there were a security breach at within Momentum's purview. There can be no assurance that any security systems or protocols put in place by Momentum to protect sensitive data will always be adhered to by every Momentum employee or any other third-party who has been allowed access to the Momentum's systems. If a security breach were to occur Momentum could face liability under data protection laws such as HIPAA, violate its contractual obligations to its clients and could also lose the goodwill of its clients, which would have a material adverse effect on Momentum's business. Momentum may also be required to indemnify its clients for any costs they may incur as a result of such breaches under the terms of their agreements and its reputation and ability to retain or attract clients may be seriously affected, which may significantly harm the Momentum's business and results of operations.

If the Momentum is unable successfully to develop and implement new technology, the Momentum may be unable to compete effectively and its business and results of operations may be adversely affected.

To achieve its strategic objectives Momentum will have to become competitive and will have to continuously develop new and enhance existing information systems and technology platforms developed by others, which may require the acquisition of equipment and software and the development, either internally or through independent third party suppliers of new proprietary software and other technological developments. No assurance can be given that Momentum can successfully design, develop, implement or utilize effectively technology that provides the capabilities necessary for Momentum to compete effectively, nor can any assurance be given that the implementation of such initiatives will be appropriately prioritized or done in a way that will not disrupt Momentum's operations.

Momentum will compete with a number of large companies of better financial standing, who may be able to gain competitive advantage through their ability to invest more in new technologies and to improve their existing technologies at a faster rate or in a more effective way than Momentum, thereby making Momentum's systems obsolete and adversely affecting its ability to retain clients or gain new clients.

UNFORESEEN FUTURE GOVERNMANT REGULATIONS COULD CAUSE OUR OPERATING COSTS TO INCREASE, ADVERSELY IMPACTING OUR OPERATING RESULTS, AND POSSIBLY CAUSE OUR BUSINESS TO FAIL.

Our products and services are required to adhere to federal, state, and local statutes and regulations. Our Company is at risk to any number of future regulation changes imposed by government bodies. Any future changes in regulations that we may have to comply with may change the way we operate our business and add unforeseen costs to our business.

UNFORESEEN INDUSTRY TRENDS COULD ADVERSELY IMPACT OUR OPERATING RESULTS.

Industry efforts are focused upon improving the quality of products and services; however, unforeseen industry trends could adversely impact operational results and subsequently cause our business to fail.

OUR QUARTERLY RESULTS ARE SIGNIFICANTLY AFFECTED BY MANY FACTORS, AND OUR RESULTS OF OPERATIONS FOR ANY ONE QUARTER ARE NOT NECESSARILY INDICATIVE OF OUR ANNUAL RESULTS OF OPERATIONS. THE COMPANY HAS A LIMITED OPERATING HISTORY UPON WHICH TO BASE AN EVALUATION OF ITS BUSINESS AND PROSPECTS. IT IS POSSIBLE THAT WE MAY NEVER ACHIEVE PROFITABILITY. AN INVESTMENT IN OUR SECURITIES REPRESENTS SIGNIFICANT RISK AND YOU MAY LOSE ALL OR PART OF YOUR ENTIRE INVESTMENT.

Our results of operations in any single quarter are not necessarily indicative of our annual results of operations. It is possible that we may never earn enough revenue to achieve profitability. An investment in our securities represents significant risk and you may lose all or part your entire investment.

MOMENTUM MAY NOT BE ABLE TO IMPROVE AND MAINTAIN ITS INTERNAL CONTROLS AND PROCEDURES WITH RESPECT TO FINANCIAL REPORTING TO KEEP PACE WITH ITS ANTICIPATED GROWTH

Momentum's auditors stated that Momentum's written internal controls are not currently established, and need to be established prior to the effective date of this offering. Among others, Momentum needs to establish formal written procedures regarding: internal audit and control procedures; closing of books of account at financial year end; completion and audit of financial statements; documentation of accounting processes; and adoption of benchmarks to facilitate tracking of performance against plan. Momentum can give no assurance that it will be able to address these issues nor can it assure that any measures taken to correct these issues will be successful. Failure to address successfully these matters could result in a material adverse effect on Momentum's business and results of operations.

IF MOMENTUM IS UNABLE TO EFFECTIVELY MANAGE OR INTEGRATE ITS PLANNED ACQUISITIONS, IT'S BUSINESS AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

Momentum Healthcare Services, Inc. intends to grow its operations and augment its service and product offerings through domestic and international strategic acquisitions. Momentum may not be able to identify appropriate acquisition opportunities or may not be able to complete planned acquisitions on acceptable terms. Furthermore, Momentum may not be able to raise sufficient funds on reasonable terms to execute and implement its acquisition strategy. Failure to implement its acquisition strategy would have an adverse effect on Momentum's ability to grow and may prejudice its ability to remain competitive or gain market share. Momentum is actively seeking potential acquisitions in medical transcription and medical billing in the United States and India. However, Momentum does not have a letter of intent with any potential acquisitions at this time. If cash is unavailable to finance these acquisitions, Momentum may be required to seek alternative sources of funding to complete such transactions, including without limitation, by incurring debt or through the issue of additional Common Shares or other securities. The negotiation and implementation of these and other potential acquisitions are likely to require substantial amounts of management time, and Momentum's performance operations may be adversely affected by these potential disruptions. Even if future acquisitions are completed, Momentum may not be able to successfully integrate new operations with its existing businesses, thereby adversely affecting its business and results of operations.

MOMENTUM MAY NOT BE ABLE TO MANAGE ITS GROWTH STRATEGY, WHICH MAY ADVERSELY AFFECT ITS BUSINESS AND RESULTS OF OPERATIONS

The successful implementation of Momentum's growth strategy depends on, among other factors: (i) identifying areas of business with opportunities for growth;
(ii) hiring, training and retraining qualified personnel; (iii) identifying industry needs for Momentum's services; (iv) investing in technology; and (v) generating a satisfactory return on these investments. There can be no assurance that Momentum will be successful in implementing its objectives, or, if successfully implemented, this strategy will produce favorable financial results.


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


ADDITIONAL MANAGEMENT RESPONSIBILITIES MAY ADVERSELY AFFECT MOMENTUM'S PRODUCTIVITY AND EFFICIENCY

The planned future growth of Momentum, including acquisitions, will result in new and increased responsibilities for the management team as well as increased demands on Momentum's internal systems, procedures and controls and on its managerial, administrative, financial, marketing, information and other resources. Significant time and attention is also required for the Directors to implement Momentum's expansion strategy. These responsibilities and demands, including the diversion of management attention from existing business operations during any expansion process and the lack adequate of strategic business reporting, may significantly harm Momentum's business and results of operations.

MOMENTUM IS HIGHLY DEPENDENT ON CERTAIN KEY PERSONNEL INCLUDING DONALD L. CONOVER, ANOOP SIVADASAN, MARY LOUISE WISNIEWSKI, JOHN B. THOMPSON, AND KENDALL TANT.

The operations and future success of Momentum are dependent upon the existence and expertise in this sector of certain key personnel. In particular, Momentum relies substantially on the experience and services of Donald L. Conover, Anoop Sivadasan, Mary Louise Wisniewski, John B. Thompson and Kendall Tant. Furthermore, Momentum does not currently maintain "key man" insurance policies cover any key management personnel. The loss of services of any of these individuals for any reason or Momentum's inability to attract suitable replacements would have a material adverse effect on the financial condition of Momentum's business and operations. Management intends to acquire suitable "key man" insurance policies, as approved by the Board of Directors, immediately upon the successful closure of this offering.

IF MOMENTUM IS NOT ABLE TO ADEQUATELY PROTECT AND ENFORCE ITS INTELLECTUAL PROPERTY RIGHTS AND LICENSES, ITS BUSINESS AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED

Momentum will depend on software business processes and other technology for its operations. Momentum may be unable adequately to protect intellectual property rights that it currently owns, and intellectual property that it develops in the future. Momentum does not currently have any patent protection on technology that it has developed, and gaining patent protection in the future for its technology could be expensive and such protection is not always available (especially with respect of software patents). Much of the key software Momentum intends to use will be licensed from third parties. There can be no assurances that Momentum's licensed intellectual property does not infringe third-party rights or that third parties have not been granted access to that intellectual property in breach of the Momentum's rights. Momentum may be subject to material litigation if it is found to be in breach of third-party intellectual property rights. In addition, while some software Momentum may license may include step-in rights allowing Momentum to take control of the software and services provided by the relevant licensor under its agreements, should the licensor be unable to perform its duties due to insolvency or bankruptcy, there can be no assurance that Momentum will be able to enforce such rights or that third parties will not have a prior or superior claim over the underlying intellectual property rights. Moreover, enforcement by Momentum of any such step-in rights is likely to be costly.

MOMENTUM RELIES AND WILL RELY ON COPYRIGHT AND VARIOUS LAWS RELATING TO TRADE SECRETS AND CONFIDENTIAL INFORMATION TO LIMIT THE ABILITY OF OTHERS TO COMPETE WITH IT USING ITS PROPRIETARY TECHNOLOGY

Momentum relies and will rely on copyright and various laws relating to trade secrets and confidential information to limit the ability of others to compete with it using its proprietary technology. These rights only afford limited protection and may not adequately protect Momentum's intellectual property to the extent necessary to sustain any competitive advantage Momentum currently may have. Momentum relies and will rely on confidentiality agreements with its clients, medical transcription center providers and software developers although no assurance can be given that the parties to any confidentiality agreement will abide by its terms. Momentum may also license certain aspects of its intellectual property to its outsourcing providers and software developers, although no assurance can be given that the parties to such licenses will abide by the terms of the license and any breach could result in a material effect upon Momentum's business through the release of important intellectual property to competitors. If it becomes necessary to test the ownership of Momentum's intellectual property in the courts, significant costs would be involved along with the diversion of resources and management attention which would have an impact on Momentum's business and reputation. In addition this may cause the Momentum's relationship with any adverse party with whom Momentum normally does business with and which is involved in such proceedings against Momentum to deteriorate, which may affect the ability of Momentum and the adverse party to co-operate on future projects. Also, if such proceedings were unsuccessful Momentum could lose the right to the technology in question which could prevent it from trading as it did before the action and it could also open up its market for more competition. Such a failure to succeed in proceedings would significantly harm Momentum's business and results of operations.

MOMENTUM HAS ENTERED INTO CERTAIN RELATED PARTY TRANSACTIONS AND AGREEMENTS WHICH MAY CREATE A CONFLICT OF INTEREST FOR CERTAIN MOMENTUM PERSONNEL OR ADVERSELY AFFECT SHAREHOLDERS OR MOMENTUM

Momentum has entered into certain related party transactions and agreements, which may create a conflict of interest for certain Momentum personnel or adversely affect Shareholders or Momentum. These related party transactions are:
Firstly, Momentum has entered into a "Contracting Agreement" dated May 14, 2009 with Conover Associates LLC. Conover Associates LLC is the consulting business of Momentum's President, Donald L. Conover. Pursuant to this agreement, Conover Associates LLC has been engaged for a period of six months at the rate of $50,000 per month for the purpose of developing Momentum Healthcare Services, Inc. into a going concern with appropriate financing. Secondly, Momentum has entered into a "Promoter's Share Agreement" dated May 14, 2009, through which P. Sivadasan and Michael Brown will be issued 1 million Class B common shares to share among themselves and their nominees at their sole discretion and Donald L. Conover will be awarded one million Class B common shares to share among himself and his nominees at his sole discretion each at such time as Momentum has either $10 million in revenue, or it has raised $2 million in shareholder's equity. Thirdly, Momentum has a contract to acquire 10 acres of land from Dennis Steels Pvt. Ltd., at the major railway junction of Arakkonam, in the State of Tamil Nadu, 70 kilometers west of Chennai. Mr. K.J. Dennis, Chairman of Momentum, controls Dennis Steels Pvt. Ltd. No assurances can be given that the Directors and employees of Momentum will be able to address these conflicts of interest or others in an impartial manner. If it is not possible successfully to address such matters, it may significantly harm Momentum's business and results of operations. For additional information on Momentum's related party transactions please see Part VI of this document.

MOMENTUM IS RELIANT ON CLIENTS PAYING IN A TIMELY MANNER

If Momentum is successful in winning clients in the future, it will be reliant on its clients paying for services in a timely manner. Any delay in making such payments will have a significant adverse effect on Momentum's revenues, business and results of operations. Momentum's clients will receive regular invoices requesting the payment of services supplied to them by Momentum. There can be no assurance that Momentum's clients will abide by the payment terms of the invoices or will ensure that payment is received by Momentum within the time period requested. Furthermore, no assurance can be given that Momentum will be able to obtain any of the sums unpaid or overdue under any particular invoice. Momentum may incur further costs in pursuing any late payments. Should any payments be unpaid or delayed by clients, Momentum may also be unable to meet its own payment obligations to suppliers. Any delay in receiving payment for services will have a significant effect upon Momentum's revenue, business and results of operations.

MOMENTUM COMPETES WITH OTHER BUSINESSES IN THE MARKETS FOR ITS PRODUCTS AND SERVICES, AND IF IT IS UNABLE TO SUCCESSFULLY COMPETE, ITS BUSINESS AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED

Momentum competes with other businesses in the markets for its products and services in fragmented markets that include national, regional and local service providers, as well as service providers with global operations. These companies offer products and services that are similar to those offered by Momentum and compete with it for clients. Momentum also competes with the in-house operations of its clients. There can be no assurance that Momentum will be able to compete effectively against its competitors or timely implement new or enhanced products and services to meet innovations introduced by its competitors. Many of its competitors attempt to differentiate themselves by offering lower priced alternatives to the products and services offered by Momentum. Increased competition and cost pressures affecting the healthcare markets in general may result in lower prices for Momentum's services, reduced operating margins and the inability to increase its market share.

In particular, as technology evolves, including the continued refinement of speech recognition technology, healthcare information technology providers may provide services that replace, or reduce the use of medical transcription. Furthermore, companies that provide services complementary to medical transcription, such as electronic medical records, coding and billing, may expand the services they provide to include medical transcription. Current and potential competitors may have financial, technical and marketing resources that are greater than those of Momentum. As a result, competitors may be able to respond more quickly to evolving technological developments or changing client needs or devote greater resources to the development, promotion or sale of their technology or services than Momentum. In addition, competition may increase due to consolidation of medical transcription companies. As a result of such consolidation, there may be a greater number of providers of medical transcription services with sufficient scale and service mix to attract additional clients. Current and potential competitors may establish cooperative relationships with third parties to increase their ability to attract Momentum's current and potential clients and this may significantly harm Momentum's business and results of operations.

MOMENTUM'S GROWTH IS DEPENDENT ON THE WILLINGNESS OF NEW CLIENTS TO OUTSOURCE AND ADOPT NEW TECHNOLOGY PLATFORMS

Momentum plans to grow, in part, by capitalizing on perceived market opportunities to provide its services to new clients. If Momentum is to attract new clients to its products and services, those clients must be willing to outsource functions, which may otherwise have been performed within their organizations. For example, the up-front cost involved in changing medical transcription providers or in converting from an in-house medical transcription department to an outsourced provider is significant. A medical transcription system provided to a hospital will typically take approximately four months or longer to be fully operational once Momentum has been given a mandate to proceed with the project. New clients also need to be willing to adopt new technologies and incur the time and expense needed to integrate such technologies into their existing systems. Many clients may prefer to remain with their current provider or keep their transcription in-house rather than incur these costs or experience a potential disruption in services as a result of changing service providers. Also, as the maintenance of accurate medical records is a critical element of a healthcare provider's ability to deliver quality care to its patients and to receive proper and timely reimbursement for the services it renders, potential clients may be reluctant to outsource such an important function. Likewise, potential patient financial services clients may be unwilling to outsource sensitive matters such as collection or to change providers. If any of these risks occur then it may significantly harm Momentum's business and results of operations.

MOMENTUM CANNOT CONFIRM THAT IT WILL ALWAYS BE ADEQUATELY INDEMNIFIED OR RECEIVE PROPER COMPENSATION TO COVER ANY LOSS OF BUSINESS OR REVENUE AS A RESULT OF SUB-STANDARD WORK PRODUCED BY A THIRD PARTY

Momentum cannot confirm that it will always be adequately indemnified or receive proper compensation to cover any loss of business or revenue as a result of sub-standard work produced by a third party. Contracts entered into by Momentum with the outsourced production centers may not contain sufficient indemnities granted to Momentum by to cover all potential losses incurred as a result of sub-standard work.

IF MOMENTUM IS UNABLE TO DEVELOP AND MAINTAIN SUFFICIENT BACK-OFFICE CAPACITY TO CARRY OUT ITS CONTRACTUAL OBLIGATIONS, ITS ABILITY TO GROW AND SATISFY CLIENTS WILL BE IMPAIRED

If Momentum is unable to develop and maintain sufficient back-office capacity to carry out its contractual operations, its ability to meet current client demand and to grow its business will be materially adversely affected to the extent Momentum depends on its back-office capabilities to perform its medical transcription operations and will, in future, depend on such capabilities for certain of its medical billing work. There can be no assurance that Momentum will be able to continue to grow its back-office capacity in order to meet future demand.

IF MOMENTUM IS UNABLE TO SUCCESSFULLY RECRUIT AND RETAIN QUALIFIED PERSONNEL, ITS ABILITY TO GROW ITS BUSINESS MAY BE ADVERSELY AFFECTED

If Momentum is unable successfully to recruit and retain qualified personnel, its ability to grow its business may be adversely affected. Momentum's success depends, in part, upon its ability to manage effectively its production capacity, including its ability to attract and retain qualified medical transcriptionists who can provide accurate medical transcription services. There is a shortage of qualified medical transcription professionals in India and, as a result, competition for hiring these professionals is intense. Competition may force Momentum to increase the compensation and benefits paid to its medical transcriptionists, which could reduce operating margins and profitability. In addition, rising wage costs in India and Momentum's need to accommodate these in order to recruit and retain employees may also reduce operating margins and profitability. Being a medical transcriptionist is a skilled position in which significant training is required and experience is valuable. Momentum requires that its medical transcriptionists have substantial experience or receive substantial training before they can be used to provide medical transcription services for Momentum. Momentum plans to provide extensive training at its own expense to help ensure that its medical transcriptionists have and maintain the requisite skills although the cost of such training may rise as time goes on.

MOMENTUM'S INSURANCE COVERAGE MAY NOT BE ADEQUATE TO COMPENSATE IT FULLY FOR LIABILITIES OR OTHER EXPOSURE

Momentum's insurance coverage may not be adequate to compensate it fully for liabilities or other exposure. While Momentum has obtained insurance respecting its exposure to risks relating to liabilities arising from its operations and other generally insured risks, there can be no assurance that such insurance covers all potential liabilities faced by Momentum or will cover fully those liabilities or potential liabilities for which cover has been acquired. In addition there can be no assurance that any claims made by Momentum under such policies will be timely or fully paid out by its insurers. Any failure in coverage or reimbursement may significantly harm Momentum's business and results of operations.

MOMENTUM WILL BE EXPOSED TO FLUCTUATIONS OF THE VALUE OF THE INDIAN RUPEE AGAINST THE US DOLLAR

Although Momentum's accounts are prepared in US dollars much of its operations are carried out in India with resulting payments to staff and suppliers made in Rupees. Movements in the rate of exchange between the Indian Rupee and the US dollar could have an adverse effect on returns to investors. Momentum has not hedged the exchange rate risk at this point in time. The exchange rate between the Indian Rupee and the US dollar has changed substantially in the last two decades and could fluctuate in the future.

ANY CHANGE IN LEGISLATION, REGULATION OR MARKET PRACTICES IN THE UNITED STATES AFFECTING HEALTHCARE INSURANCE MAY MATERIALLY ADVERSELY AFFECT MOMENTUM'S BUSINESS AND RESULTS OF OPERATIONS

Over the past twenty years the US healthcare industry has endured a variety of regulatory and market driven changes to how it is operated and funded. For example, Health Maintenance Organizations have developed from being largely non-existent twenty years ago into important figures in the United States healthcare market. No assurance can be given that further changes, whether by government policy shift, insurance Company changes or otherwise, will not happen and any such changes may adversely affect the US healthcare information and services market. As business process outsourcing and ``off-shoring'' have grown in recent years, concerns have also grown about the impact of these phenomena on jobs in the United States. Such politically motivated concerns may drive policy in a way which is disadvantageous to Momentum. Momentum does not have a contingency plan to diversify its revenue stream should there be a shift in focus in the United States healthcare information and services market.

MOMENTUM'S FINANCIAL CONDITION COULD BE NEGATIVELY AFFECTED IF THE GOVERNMENT OF INDIA REDUCES OR WITHDRAWS TAX BENEFITS AND OTHER INCENTIVES IT CURRENTLY PROVIDES TO COMPANIES WITHIN MOMENTUM'S INDUSTRY

Under the Indian Finance Act, 2000, Indian medical transcription production centers benefit from a ten-year holiday from Indian corporate income taxes. As a result, Momentum's Indian operations, including any businesses Momentum acquires, have been subject to relatively low Indian tax liabilities. The Indian Finance Act, 2000, phases out the tax holiday over a ten-year period from fiscal year 2000 through to fiscal year 2009. Momentum's Indian tax expense may materially increase and this increase could have a material impact on the Momentum's results of operations. In the absence of a tax holiday, income derived from India would be taxed up to a maximum of the then existing annual tax rate of 33.66 percent.

US AND INDIAN TRANSFER PRICING REGULATIONS REQUIRE THAT ANY INTERNATIONAL TRANSACTIONS INVOLVING ASSOCIATED ENTERPRISES BE UNDERTAKEN ON AN ARM'S LENGTH BASIS.

United States and Indian transfer pricing regulations require that any international transactions involving associated enterprises be undertaken at an arm's-length price. If the applicable income tax authorities review any of Momentum's tax returns and determine that the transfer prices Momentum has applied are not appropriate, Momentum may incur increased tax liabilities, including accrued interest and penalties, which would cause Momentum's tax expense to increase, possibly materially, thereby materially reducing Momentum's profitability and cash flows.

MORE STRINGENT LABOR LAWS CAN AFFECT MOMENTUM'S PERFORMANCE ADVERSELY

If more stringent labor laws than those currently in effect become applicable to Momentum, Momentum's profitability may be materially adversely affected. India has stringent labor legislation that protects the interests of workers, including legislation that sets forth detailed procedures for dispute resolution and employee removal and legislation that imposes financial obligations on employers upon retrenchment. Though Momentum is exempt from a number of these labor laws at present, there can be no assurance that such laws will not become applicable to the business process outsourcing industry in India in the future. In addition, Momentum's employees may in the future form unions. If these labor laws become applicable to the Momentum's workers or if Momentum's employees unionize, it may become difficult for Momentum to maintain flexible human resource policies, discharge employees or downsize, and Momentum's profitability may be materially adversely affected.

POLITICAL AND ECONOMIC INSTABILITY COULD ADVERSELY AFFECT BUSINESS

Political and economic instability could adversely affect business and economic conditions in India generally and Momentum's business, results of operations and financial condition. A substantial part of Momentum's operations and assets, and a significant majority of its employees will be located in India. Consequently, political, economic, and social factors, changes in Indian law or regulations and the status of India's relations with other countries may adversely affect Momentum's operations and its ability to carry out its business. In addition, the Indian economy may differ favorably or unfavorably from other economies in several respects, including the rate of growth of Gross Domestic Product, the rate of inflation, resource self-sufficiency and balance of payments position. The Indian government has traditionally exercised and continues to exercise a significant influence over many aspects of the Indian economy. Further actions or changes in policy (including taxation) by the Indian central government or the respective Indian state governments could have a significant effect on the Indian economy, which could adversely affect private sector companies, market conditions and the success of Momentum's operations. Since 1991, successive Indian governments have pursued policies of economic liberalization and financial sector reforms. The Indian parliament was dissolved in February 2004 and, following the general elections held during April and May 2004, a new coalition government, the United Progressive Alliance ("UPA"), led by the Indian National Congress Party, was formed. The new government has pursued its general intention to continue India's current economic and financial sector liberalization and deregulation policies. The UPA was re-elected in May 2009 with an even stronger coalition, which is expected to continue liberalization even further. However, there can be no assurance that such policies will continue and any significant change in the Indian government's future policies could affect general business and economic conditions in India and could also affect Momentum's business. There can be no assurance that a new government will not seek to reverse some or all of the deregulation and liberalization policies of past governments.

POLITICAL INSTABILITY IN INDIA COULD ADVERSELY AFFECT THE INDIAN ECONOMY IN GENERAL, WHICH COULD AFFECT MOMENTUM'S BUSINESS

Any political instability in India could adversely affect the Indian economy in general, which could also affect the business and operations of Momentum. India has in the past experienced periods of political instability and, in some cases, civil unrest and clashes among various interest groups, and is located in a region historically characterized by instability. The occurrence of local unrest or external tensions could also adversely affect India's political and economic stability and, consequently, adversely affect Momentum's operations. India has witnessed civil disturbances in recent years. While these civil disturbances have not had any direct effect on Momentum's operations, it is possible that future civil unrest, as well as other adverse social, economic and political events in India, could have an adverse impact upon Momentum and its business and operations. India has recently been a target of terrorist attacks and such attacks may happen in the future.

MOMENTUM MAY NEED TO OBTAIN ADDITIONAL CAPITAL TO FUND ITS OPERATIONS

Momentum may need to obtain additional capital to fund its operations which may require the raising of equity financing, which will dilute existing Shareholders' interest in the Company. Momentum may require additional capital for expansion or business development, including for acquisitions it is presently contemplating. If Momentum is unable to obtain financing on terms acceptable to it, then it may be forced to curtail its planned development or may need to raise additional capital from equity sources. If additional funds are raised through the issuance of new equity or equity-linked securities of Momentum other than on a pro rata basis to existing Shareholders or if Common Shares are used as consideration for any acquisition or other transaction, the percentage of Common Shares held by the Shareholders in the share capital of Momentum may be reduced. Shareholders may experience subsequent dilution and/or such securities may have preferred rights, options and pre-emption rights senior to Common Shares. There is no assurance that further capital raises will be successful and this may significantly harm Momentum's business and results of operations.

LITIGATION CAN ADVERSELY AFFECT MOMENTUM'S RESULTS

Momentum's business, results of operations or financial condition could be materially adversely affected by litigation. Any litigation by Momentum or against it, is likely to be costly and lengthy and there can be no assurance that Momentum would prevail. Litigation could also involve a significant diversion of resources and management attention and be disruptive to normal business operations. An unfavorable resolution of a particular lawsuit or the costs associated with substantial litigation may significantly harm Momentum's business and results of operations.

At present Momentum is not subject to any litigation that could have a materially adverse effect on Momentum's operations, business or reputation. However, no assurance can be given that Momentum may not in the future be subject to litigation and/or court proceedings that could damage its reputation and significantly affect its business and operations.

MOMENTUM CANNOT GUARANTEE THAT IT WILL PAY A DIVIDEND

There can be no assurance as to the level and frequency of future dividends. The declaration, payment and amount of any future dividends of the Company is subject to the discretion of the Directors and will depend, amongst other things, upon Momentum's earnings, financial position, cash requirements and availability of profits as well as the provisions of relevant laws.

SIGNIFICANT DIFFERENCES EXIST BETWEEN INDIAN GAAP, IFRS AND US GAAP, WHICH MAY BE MATERIAL TO THE FINANCIAL INFORMATION PREPARED AND PRESENTED IN ACCORDANCE WITH US GAAP CONTAINED IN THIS AND FUTURE FILINGS

The Historical financial information and other financial information included in this document, unless otherwise specified, are prepared and presented in conformity with US GAAP consistently applied during the periods stated, and no attempt has been made to reconcile the financial information given in this document to any other principles or to base it on any other standards. US GAAP differs from accounting principles and auditing standards with which prospective investors may be familiar in other countries, such as Indian GAAP or IFRS. Significant differences exist between Indian GAAP, IFRS and US GAAP, which may be material to the financial information prepared and presented in accordance with US GAAP in this document. In making an investment decision, investors must rely upon their own examination of the Momentum, the terms of the Offer and the US GAAP financial information contained in this document. Use of non-US GAAP financial data may not be an accurate measure of Momentum's past, present or future performance. To help shareholders understand its financial performance and its future results, Momentum supplements the financial results that it provides in accordance with US GAAP, with non-US GAAP financial measures, including earnings before income taxes, depreciation, amortization and interest, or EBITDA. The method Momentum uses to produce non-US GAAP results is not necessarily computed according to US GAAP and may differ from the methods used by other companies. Momentum's non-US GAAP results are not meant to be considered in isolation or as a substitute for comparable US GAAP measures and should be read only in conjunction with Momentum's Historical financial information prepared in accordance with US GAAP. While Momentum's management regularly uses its supplemental non-US GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions and these non-US GAAP measures are among the primary factors management used in planning for and forecasting future periods, they may not be an accurate measure of Momentum's past, present or future performance. Non-US GAAP financial measures, such as EBITDA, have limitations as analytical tools, and they should not be considered in isolation, or as alternatives to pre-tax income or any other operating performance measure presented in accordance with US GAAP.

(c) RISKS RELATED TO THE OWNERSHIP OF OUR SECURITIES AND RISKS RELATED TO THIS OFFERING

THE SALE OF OUR COMMON STOCK COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE. THIS MAY RESULT IN SUBSTANTIAL LOSSES TO INVESTORS IF INVESTORS ARE UNABLE TO SELL THEIR SHARES AT OR ABOVE THEIR PURCHASE PRICE.

A sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of our common stock under this offering could make it more difficult for us to sell equity securities in the future at a time and at a price that we might not otherwise want to affect sales.

THE TRADING PRICE OF OUR COMMON STOCK MAY DECREASE DUE TO FACTORS BEYOND OUR CONTROL. THESE FACTORS MAY RESULT IN SUBSTANTIAL LOSSES TO INVESTORS IF INVESTORS ARE UNABLE TO SELL THEIR SHARES AT OR ABOVE THEIR PURCHASE PRICE.

The trading price of our common stock is subject to significant fluctuations due to a number of factors, including:

     *    our status as a development stage Company with a limited operating
          History;

     * no revenues to date, which may make risk-averse investors more inclined to sell their shares on the market more quickly and at greater discounts than may be the case with the shares of a seasoned issuer in the event of negative news or lack of progress and announcements of new products by us or our competitors;

     *    the timing and development of products and services that we may offer;

     *    general and industry-specific economic conditions;

     *    actual or anticipated fluctuations in our operating results;

     *    our capital commitments; and

     *    the loss of any of our key management personnel.

In addition, the financial markets have experienced extreme price and volume fluctuations. The market prices of securities in this industry have been highly volatile and may continue to be highly volatile in the future, some of which may be unrelated to the operating performance of particular companies. The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of our common stock. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management's attention and resources and harm our financial condition and results of operations.

WE DO NOT ANTICIPATE PAYING ANY DIVIDENDS IN THE FORESEEABLE FUTURE, WHICH MAY REDUCE THE RETURN ON YOUR INVESTMENT IN OUR COMMON STOCK.

To date, the Company has not paid any cash dividends on its Common Stock and does not anticipate paying any such dividends in the foreseeable future. Payment of future dividends will depend on earnings and the capital requirements of the Company, and the Company's debt facilities and other factors considered appropriate by the Company's Officers and Director. We cannot guarantee that we will, at any time, generate sufficient profits or surplus cash that would be available for distribution as a dividend to the holders of our common stock. We plan to use any profits that we may generate, if we generate any profits at all, to fund our operations. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

WE MAY RAISE ADDITIONAL CAPITAL THROUGH A SECURITIES OFFERING THAT COULD DILUTE YOUR OWNERSHIP INTEREST AND VOTING RIGHTS.

We will need to raise additional capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.

OUR INCORPORATION DOCUMENTS AND DELAWARE LAW INCLUDE PROVISIONS THAT MAY INHIBIT AN ATTEMPT BY OUR SHAREHOLDER TO CHANGE OUR DIRECTION OR MANAGEMENT, OR MAY INHIBIT A POSSIBLE TAKEOVER THAT SHAREHOLDERS CONSIDER FAVORABLE. THE OCCURRENCE OF SUCH EVENTS COULD LIMIT THE MARKET PRICE OF YOUR STOCK.

Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of our Company, such as prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates. In addition, our Class B Preferred shares, held by our founding shareholders, contain super voting rights, which will allow the founding shareholders to control Momentum for the foreseeable future, which may prevent or frustrate any attempt by our Common shareholders to change our management or the direction in which we are heading. These and other provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL AND, IN SO DOING, WILL FURTHER DILUTE THE TOTAL NUMBER OF SHARES ISSUED AND OUTSTANDING.

We will need to raise additional capital, in addition to the financing as reported in this registration statement, by issuing additional shares of common stock and will, thereby, increase the number of common shares outstanding. There can be no assurance that this additional capital will be available and, if the capital is available at all, that it will be available on terms acceptable to the Company. The issuances of additional equity securities by the Company may result in a significant dilution in the equity interests of its current security holders. Alternatively, we may have to borrow large sums, and assume debt obligations that require us to make substantial interest and capital payments.

If we are able to raise additional capital, we cannot assure that it will be on terms that enhance the value of our common shares. If the Company is unable to obtain financing in the amounts and on terms deemed acceptable, the business and future success of the Company will almost certainly be adversely affected.

         WE ARE DEPENDENT ON KEY PERSONNEL.

         Momentum's success will largely rely on the efforts and abilities of certain key personnel. While the Company does not foresee any reason why such key personnel will not remain with the Company, if for any reason they do not, the Company could be adversely affected. The Company has not purchased key man life insurance for any of these individuals.

         AN ACTIVE TRADING MARKET FOR OUR COMMON SHARES MAY NOT DEVELOP.

Our common shares are new issues of securities with no established trading markets or prior trading histories, and there can be no assurance regarding the future development of markets for our common shares, the ability of holders of our common shares to sell or the prices for which holders may be able to sell their holdings of our common shares. Furthermore, the liquidity of, and trading markets for, our common shares may be adversely affected by changes in the healthcare services industry and in the overall economy, as well as by any changes in our financial condition or results of operations.

OUR STOCK MAY BE A PENNY STOCK. TRADING OF OUR STOCK MAY BE RESTRICTED BY THE SEC'S PENNY STOCK REGULATIONS AND THE NASD'S SALES PRACTICE REQUIREMENTS, WHICH MAY LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

The Company's common shares may be deemed to be "penny stock" as that term is defined in Regulation Section "240.3a51-1" of the Securities and Exchange Commission (the "SEC"). Penny stocks are stocks: (a) with a price of less than U.S. $5.00 per share; (b) that are not traded on a "recognized" national exchange; (c) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ - where listed stocks must still meet requirement (a) above); or
(d) in issuers with net tangible assets of less than US$2,000,000 (if the issuer has been in continuous operation for at least three years) or US$5,000,000 (if in continuous operation for less than three years), or with average revenues of less than U.S. $6,000,000 for the last three years. Section "15(g)" of the United States Securities Exchange Act of 1934, as amended, and Regulation Section "240.15g(c)2" of the SEC require broker dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in the Company's common shares are urged to obtain and read such disclosure carefully before purchasing any common shares that are deemed to be "penny stock".

Moreover, Regulation Section "240.15g-9" of the SEC requires broker dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker dealer to: (a) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (b) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (c) provide the investor with a written statement setting forth the basis on which the broker dealer made the determination in
(ii) above; and (d) receive a signed and dated copy of such statement from the investor confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for investors in the Company's common shares to resell their common shares to third parties or to otherwise dispose of them. Security holders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, dated April 17, 1991, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

     (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

     (ii) manipulation of prices through prearranged matching of purchases; and sales and false and misleading press releases;

     (iii) boiler room practices involving high-pressure sales tactics; and unrealistic price projections by inexperienced sales persons;

     (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers;

     (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

Our management is aware of the abuses that have occurred Historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

THE CONCENTRATION OF OUR CAPITAL STOCK OWNERSHIP WITH OUR FOUNDERS, EXECUTIVE OFFICERS, EMPLOYEES, AND OUR DIRECTORS AND THEIR AFFILIATES WILL LIMIT YOUR ABILITY TO INFLUENCE CORPORATE MATTERS.

After our offering, our Class B common stock will have one hundred votes per share and our Class A common stock, which is the stock we are selling in this offering, will have one vote per share. We anticipate that our founders, executive officers, directors (and their affiliates) and employees will together own approximately 100% of our Class B common stock, representing approximately 99% of the voting power of our outstanding capital stock. In particular, following this offering, our three founders, our CEO, and their nominees will control approximately 100 % of our outstanding Class B common stock, representing approximately 99% of the voting power of our outstanding capital stock. They will therefore have significant influence over management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our Company or its assets, for the foreseeable future. In addition, because of this dual class structure, our founders, directors, executives and employees will continue to be able to control all matters submitted to our stockholders for approval even if they come to own less than 50% of the outstanding shares of our common stock. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. As a result, the market price of our Class A common stock could be adversely affected.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws, as amended and restated upon the closing of this offering, may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

       o Our certificate of incorporation provides for a dual class common stock structure. As a result of this structure our founders, executives and employees will have significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our Company or its assets. THIS concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

       o Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors.

       o Our stockholders may not act by written consent. As a result, a holder, or holders, controlling a majority of our capital stock would not be able to take certain actions without holding a stockholders' meeting.

       o Our certificate of incorporation prohibits cumulative voting in the election of directors. THIS limits the ability of minority stockholders to elect director candidates.

       o Stockholders must provide advance notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders' meeting. These provisions may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our Company.

       o Our board of directors may issue, without stockholder approval, shares of undesignated preferred stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

As a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us. For a description of our capital stock, see "Description of Capital Stock."

FUTURE SALES OF SHARES COULD CAUSE OUR STOCK PRICE TO DECLINE

We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of our Class A common stock in the public market after the restrictions described in this prospectus lapse, or the perception that those sales may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions. Based on shares outstanding as of September xx, 2009, upon completion of this offering, we will have outstanding 14,004,000 shares of common stock, assuming no exercise of an underwriters' over-allotment option. Of these shares, only the shares of Class A common stock sold in this offering will be freely tradable, without restriction, in the public market. We may, in our sole discretion, permit our officers, directors, employees and current stockholders who are subject to contractual lock-up agreements with us to sell shares prior to the expiration of their lock-up agreements.

After the selling restriction agreements pertaining to this offering expire, additional shares will be eligible for sale in the public market.

                       Number of Shares            Percent of
Days After the Date    Eligible for Sale           Outstanding
of this Prospectus*    in U.S. Public Market**     Common Stock

        669                 3,004,000***              21.5%
        673                   800,000***               5.7%
        700                 1,200,000***               8.6%
        730                 3,000,000***              21.4%

*Assumes "effective" date is October 15, 2009.

**Shares will continue to face restrictions against sale related to the "control securities" provisions of Rule 144 promulgated by the U.S Securities and Exchange Commission pursuant to the Securities Act of 1933.

***Two-year lock-up period for Class B common stock holders is contained in Article FOURTH of the Amended and Restated Certificate of Incorporation
     Section 2(f)(ii), dated August 12, 2009, and attached hereto as Exhibit
     3.1.

Upon closing of this offering, 8,004,000 Class B common shares will be held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 promulgated under the Securities Act of 1933 and various vesting agreements. In addition, the shares issuable upon exercise of outstanding warrants and the shares issuable upon exercise of outstanding options and reserved for future issuance under our stock plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the selling restriction agreements and Rules 144 and 701 under the Securities Act of 1933, as amended, or the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

In addition, we have agreed with our underwriters not to sell any shares of our common stock beyond those registered by this offering for a period of 180 days after the date of this prospectus. However, this agreement is subject to a number of exceptions, including an exception that allows us to issue an unlimited number of shares in connection with mergers and acquisition transactions, joint ventures or other strategic transactions. After the expiration of the 180-day period, there is no contractual restriction on our ability to issue additional shares. Any sales of common stock by us, or the perception that such sales could occur, could cause our stock price to decline.

The risks noted above do not necessarily comprise all those faced by Momentum and are not intended to be presented in any assumed order of Priority.


                                 USE OF PROCEEDS

We estimate that we will receive net proceeds in cash of $10,000,000 from our sale of the 6,000,000 shares of Class A common stock offered by us in this offering, based upon an assumed initial public offering price of $5.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Furthermore, we intend to exchange up to 4,000,000 shares of Class A common stock for land parcels in India, valued at approximately $20,000,000.

We expect to use the net proceeds received by us from this offering for general corporate purposes, including:


                                                        Year         2009        2010        2010        2010        2010
                                                        Quarter      4th          1st        2nd         3rd         4th
                                                        ___________________________________________________________________

PROCEEDS (US000'S)

6 million shares at $5 per share                                   $ 30,000


USES (US000'S)

INDIAN HEALTHCARE FACILITIES SEGMENT
Purchase of Land (In exchange for 4 million shares)                $(20,000)
Title insurance, deed registration, regulatory approvals           $   (700)
Organization costs                                                             $   (100)
Hospital construction costs                                                                $ (1,291)   $ (1,291)
                                                        ___________________________________________________________________
                                                                   $(20,700)   $   (100)   $      -    $ (1,291)   $ (1,291)

MEDICAL TRANSCRIPTIONS & BILLING SERVICES SEGMENT
Acquisitions                                                                               $ (3,000)
Operations Development                                             $   (100)   $   (100)   $   (100)   $   (100)   $   (100)
Marketing                                                          $    (50)   $    (50)   $    (50)   $    (50)   $    (50)
Implementations                                                    $    (30)   $    (30)   $    (30)   $    (30)   $    (30)
Capital Expenditures                                               $    (50)   $    (50)   $    (50)   $    (50)   $    (50)
                                                        ___________________________________________________________________
                                                                   $   (230)   $   (230)   $   (230)   $ (3,230)   $   (230)

HEALTHCARE INFORMATION SERVICES SEGMENT
Marketing                                                          $    (50)   $    (50)   $    (50)   $    (50)   $    (50)
US Operations Team                                                 $      -    $      -    $      -    $      -    $      -
India Development Team                                             $    (90)   $    (90)   $    (90)   $    (90)   $    (90)
Capital Expenditures                                               $    (50)   $    (50)   $    (50)   $    (50)   $    (50)
                                                        ___________________________________________________________________
                                                                   $   (190)   $   (190)   $   (190)   $   (190)   $   (190)

CORPORATE SERVICES
Governance, Finance, Corporate Development, etc                    $   (250)   $   (250)   $   (250)   $   (250)   $   (250)

Total Uses                                                         $(21,370)   $   (770)   $   (670)   $ (4,961)   $ (1,961)

Cumulative Uses                                                    $(21,370)   $(22,140)   $(22,810)   $(27,771)   $(29,732)


Although we may use a portion of the net proceeds to acquire businesses, technologies or other assets, we have no current agreements or commitments with respect to any material acquisitions.

Pending such uses, we plan to invest the net proceeds in short-term, investment grade securities.


                                    DILUTION

If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the projected as adjusted net tangible book value per share of our Class A and Class B common stock immediately after this offering. Projected net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of Class A and Class B common stock outstanding at June 30, 2009.

Investors participating in this offering will incur immediate, substantial dilution. Our projected net tangible book value was $0.01 per share of Class A and Class B common stock at June 30, 2009. Assuming the sale by us of shares of Class A common stock offered in this offering at an initial public offering price of $5.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our projected as adjusted net tangible book value at June 30, 2009, would have been $4.43 per share of common stock. This represents an immediate increase in projected net tangible book value of $4.44 per share of common stock to our existing stockholders and an immediate dilution of $0.56 per share to the new investors purchasing shares in this offering.

The following table illustrates this per share dilution:

Assumed initial public offering price per share of Class
A common stock                                                             $5.00

Projected net tangible book value per share at June 30,
2009                                                                       $0.01

Increase in projected net tangible book value per share
attributable to this offering                                              $4.44

Projected as adjusted net tangible book value per share
after the offering                                                         $4.43

Dilution to new investors                                                  $0.56


                              PLAN OF DISTRIBUTION

We are registering 6,000,000 shares of our Class A common stock for sale by Momentum Healthcare Services, Inc. The Company will receive all of the proceeds from the sale of these shares, except fees, commissions and expenses. The buyers of our shares may sell some or all of their common stock in one or more transactions, including block transactions:

     * on such public markets or exchanges as the common stock may from time to time be trading;

     *    in privately negotiated transactions;

     *    through the writing of options on the common stock;

     *    settlement of short sales; or,

     *    in any combination of these methods of distribution.

Subscribers for our shares may sell shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating as agent in such transactions, may receive a commission from the selling security holder or, if they act as agent for the purchaser of such common stock, a commission from the purchaser. The selling security holder will likely pay the usual and customary brokerage fees for such services. Brokers or dealers will be required to sell the securities at a fixed price of $5.00 per share for the duration of the offering.

If, after the date of this prospectus, the Company enters into an agreement to sell its shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, we will need to file a post-effective amendment to the registration statement of which this prospectus is a part. We will need to identify the broker-dealer, provide required information on the plan of distribution, and revise the disclosures in that amendment, and file the agreement as an exhibit to the registration statement. Also, the broker-dealer would have to seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

We are bearing all costs relating to the registration of the common stock, which are estimated at $20,000. Any selling shareholder, however, will pay any commissions or other fees payable to brokers or dealers in connection with any subsequent sale of the common stock by them.

Momentum is paying the expenses of the offering because we seek to: (i) become a reporting Company with the Commission under the Securities Exchange Act of 1934 (the "1934 Act"); and (ii) enable our common stock to be traded on the OTC Bulletin Board or a national exchange. We believe that the registration of this offering may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board or a national exchange.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. We will at some point in the near future need to raise additional capital through further offerings, private placement offerings, or debt. We believe that obtaining reporting Company status under the 1934 Act and trading on the OTC Bulletin Board or a national exchange should increase our ability to raise these additional funds from investors.

Any broker-dealers or agents involved in this offering must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as any broker-dealers or agents may be deemed to be engaged in a distribution of the common stock, he must comply with applicable law and may, among other things:

     * Not engage in any stabilization activities in connection with our common stock;

     * Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and,

     * Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.


                                 DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OUR OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS REFLECTING OUR CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN THESE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING THOSE DISCUSSED IN THE SECTION ENTITLED "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                    Overview

Momentum Healthcare Services, Inc. ("Momentum") was founded in the State of Delaware April 15, 2009 and is in its development stage. The Company has yet to generate revenue. Since its inception, Momentum has incurred losses of $100,126, and as of June 30, 2009 the Company had assets totaling $13,074 in cash.

Momentum is initially focusing on four discrete businesses in the Healthcare Services Industry, including Hospital Development and Operations in the form of construction and operation of for-profit hospitals in India, and Medical Transcription, Medical Billing, and Healthcare IT in the United States.

Hospital Development and Operations is the planning, construction and operation of for-profit hospitals in India. The Company initially envisions opening 5 hospitals with 75 beds each, offering complete medical and surgical care across 5 to 7 medical specialties. This business line has been occasioned by Momentum being in a position to offer the financial and administrative expertise to facilitate major healthcare projects over a broad spectrum. Momentum intends to build and equip hospitals and clinics in India, and then collaborate with NRI physicians and others to operate the medical aspects of these projects. Such projects are a dire need for India, as explained in the discussion of "The Indian Hospital and Healthcare Industry" below.

Momentum is in the process of reaching agreements with Indian landowners, who will exchange significant parcels of land in return for the Company's Class A Common Stock. Momentum plans to receive this land in Indian subsidiaries to be formed, with each parcel owned by a separate subsidiary. Individual management teams, Boards of Directors, and a separate project finance structure will support each subsidiary. Since each of these subsidiaries may be quite different, and is subject to substantial further development, no cash flow structure for Momentum has yet been developed. We anticipate exchanging our Class A Common Stock, valued at $5.00 per share, in return for the genuine appraised value of the lands in each separate case, as verified by an internationally recognized real estate appraiser. Future acquisitions may be valued differently, depending upon the performance of our shares.

Medical Transcription is the process of converting dictations of physicians, contained on computerized voice files, into typed files, which can become part of the medical record in hospitals, clinics and doctors' offices.

Medical Billing is the process of taking responsibility for filing claims and collecting fees for medical services of all kinds.

Healthcare IT ("HIT") includes the software, systems, and implementation of the computerization of all functions in the healthcare industry, including, but not limited to, enterprise resource planning ("ERP"), client relationship management ("CRM"), and supply chain management ("SCM"). Such systems are designed to improve the performance of healthcare organizations at all levels. These are multi-module applications systems, which integrate activities across functional departments including, but not limited to management planning, purchasing, inventory control, finance, accounting, human resources, electronic medical records and all of the operational and functional aspects of healthcare delivery.

Management believes that it is uniquely positioned to differentiate Momentum from other companies in the Medical Services Industry by providing high quality paradigm shifting products and services in an effective and efficient manner. Management intends to explore future financings to grow quickly through acquisitions, both in India and the United States.

Momentum is in the development stage and has a limited History of operations. We presently do not have all of the funding we require to execute our business plan or build name recognition. Provided we are successful with this offering, we plan to raise additional capital at a future date to build up our business and name recognition.

We expect to continue to incur losses for at least the next several years. We do not expect to generate sufficient revenue to cover our expenses, and we do not have sufficient cash and cash equivalents to execute our plan of operations. We will need to obtain additional financing to conduct our day-to-day operations, and to fully execute our business plan. We anticipate raising capital necessary to fund our business through the sale of equity securities although there is no certainty that we may be able to raise the required funds (See "Plan of Operation").

Three of the first officers of Momentum Healthcare Services, Inc. are three of the first four executive employees hired by CBay Systems, Ltd., a Delaware corporation, whose successor in interest, CBaySystems Holdings Limited ("CBay") is now listed on the London Stock Exchange (AIM: CBAY). After founding in July 1998, CBay became the largest Company in the American Medical Transcription industry, which includes approximately 1,500 companies of all sizes. CBay's business spans Medical Transcription, Healthcare Technology, and Patient Financial Services, including medical billing.

Donald L. "Skip" Conover, President and Director of Momentum Healthcare Services, Inc., was a founding Director of CBay, serving as such from July 1998 to October 2006. He served as the first President and Chief Operating Officer of CBay, and later as Vice Chairman of the Board of Directors. Mr. Conover was the first mover in the Indian Medical Transcription Industry, first conceptualizing the idea of sending American medical transcription work to India in October 1989. The Indian Medical Transcription Industry is estimated to employ over 25,000 people. Mr. Conover's non-compete with CBay expired on September 30, 2008.

Momentum intends to establish its business by developing hospitals and clinics in India, by direct selling of its medical transcription and medical billing services; by acquisition of medical transcription and medical billing companies, and by developing and marketing Healthcare IT for the United States market.

                     How Momentum Plans to Generate Revenue

Momentum plans to derive its revenue by building and operating hospitals and clinics in India, and by selling its medical transcription, medical billing, and healthcare IT in the United States.

Momentum has recognized an opportunity to develop hospitals and clinics in India. This has been occasioned by Momentum being in a position to offer the financial and administrative expertise to facilitate major healthcare projects over a broad spectrum. Momentum intends to build and equip hospitals and clinics in India, and then collaborate with Non-Resident Indian ("NRI") physicians and others to operate the medical aspects of these projects. Such projects are a dire need for India, as explained in the discussion of "The Indian Hospital and Healthcare Industry" below.

Momentum is in the process of reaching agreements with Indian landowners, who will exchange significant parcels of land in return for the Company's Class A Common Stock. Momentum plans to receive this land in Indian subsidiaries to be formed, with each parcel owned by a separate subsidiary. Individual management teams, Boards of Directors, and a separate project finance structure will support each subsidiary. Since each of these subsidiaries may be quite different, and is subject to substantial further development, no cash flow structure for Momentum has yet been developed. We anticipate exchanging our Class A Common Stock; valued at $5.00 per share, in return for the genuine appraised value of the lands in each separate case, as verified by an internationally recognized real estate appraiser. Future acquisitions may be valued differently, depending upon the performance of our shares.

We have prepared a notional PROJECTED FINANCIAL STATEMENT of one acute care hospital project of 75 beds, which is attached hereto as Exhibit 99.1. Momentum already has one contract to acquire land for such a project at the major railway junction of Arakkonam, in the State of Tamil Nadu, 70 kilometers west of Chennai. A copy of this contract, which is contingent upon Momentum successfully raising $10 million in new shareholder investment and Momentum establishing to its satisfaction that the construction of a building on the site can be financed from within the Indian banking or other financing community, is attached hereto as Exhibit 10.1. The consideration for the purchase of this parcel shall be a number to be determined of Momentum Class A Common Shares, determined by solving for an equation using as a numerator the appraised value of the parcel of land and as a denominator $5.00. The seller agrees to hold the said shares for a period of 1 year.

We believe this strategy will position Momentum to be a major player in the Indian healthcare industry in years to come, and provide us with substantial synergies with our Healthcare IT strategy. Momentum will control the Healthcare IT decision-making within each project. It is not anticipated that any such project will be operational for at least 2 years, but when they come online, they will provide Momentum with test beds for our Healthcare IT strategy, together with operating platforms from which we can certify our Healthcare IT modules with the Certification Commission for Healthcare Information Technology ("CCHIT"), which was recognized as a certifying body by the Department of Health and Human Services of the U.S. Government in 2006, and to date is the only certifying authority of healthcare software in the United States. Further, as India's healthcare industry advances into World standards, which is its potential, this strategy will provide Momentum with major reference clients throughout India, providing us with marketing advantages over local Healthcare IT competitors.

In addition to organic sales of medical transcription and medical billing services, we intend to acquire medical transcription and medical billing companies with revenue in excess of $30 million, subject to availability of funds from this offer. Based on our experience, we believe that there is a public/private arbitrage in the value of such companies. Small companies in these markets tend to be sold by their founders to larger companies for prices below their gross revenue. On the other hand, public companies often sell at a multiple higher than their gross revenue. We therefore believe that each acquisition we make will add to the value of Momentum on the public markets.

We further intend to create a sales and marketing operation, which will compete effectively with major industry players. The medical transcription industry has been tarnished in recent years by allegations of overbilling, failure to deliver satisfactory quality, and resultant financial instability. We plan to capitalize on the vulnerability of major industry competitors by highlighting Momentum's ability to deliver reliable quality with transparent billing techniques.

We plan to acquire most of our production from India. Ten to fifteen years ago the Indian medical transcription industry was not well established, and many of the major players in the industry were derisive outsourcing work offshore. Several of the biggest companies made it an important marketing point to declare in their marketing materials that they would only use production from the United States. Some of these same companies found themselves in financial difficulties because they failed to make the shift to offshore labor soon enough. Today, the availability of American sources of medical transcription labor is diminishing, and Indian medical transcription labor is widely accepted in the industry. All major medical transcription companies have embraced the idea of using offshore labor. In so doing, however, many have failed to understand the necessity for building quality into the product at the source. Instead, they either rely on substantial editing efforts in the United States, or they deal with client complaints by hiring complaint takers--personnel whose job it is to hear complaints, while those complaints may or may not be resolved. Such companies recognize that changing a medical transcription supplier is a major undertaking within a hospital or major clinic, so they rely on tolerance of a certain level of bad quality ameliorated by the soothing intercession of their complaint takers.

Momentum, on the other hand, was founded and is led by executives who know that excellent quality can be achieved in any production center with proper guidance and training. We plan to use the knowledge and experience of how to accomplish excellent quality as an important differentiator of our Momentum Transcriptions(TM) brand in the marketplace. Furthermore, our commitment to being a reporting public Company from the outset demonstrates our commitment to operating our business in a fair and transparent manner for all stakeholders. Similar phenomena occur in the medical billing industry.

In Healthcare IT, Momentum has the advantage of being founded by executives who have seen excellent computerization of healthcare institutions operating outside of the United States. These experiences have taught us that the chronic problems of incompatible operating systems, versioning, and module interoperability are largely solvable with the right overall vision. (See "Discussion of the Healthcare IT Industry" below.) We intend to develop excellent systems, using the benefit of our experiences, and then change the market paradigm. Current systems are typically disjointed client/server systems, which do not lend themselves to Application Service Provider ("ASP") or Software as Service ("SAS") style solutions, although many do hold themselves out as "available on the Internet." There is a significant qualitative difference between being accessible through the Internet and being operated off site, as is typical of ASPs. We intend to build a system that is completely indifferent to the location of the hardware, which supports it.

By owning our software, and not offering it "for sale," we can dramatically reduce the capital costs faced by major healthcare institutions. Typically, such institutions pay a purchase price, often $10 million to $15 million or more, have to wait for installation, and then pay ongoing maintenance fees of 18% to 20% per year for continued support of their systems. Momentum plans to change this paradigm by vastly reducing the up- front capital expenditure of such institutions. THIS plan will force competitors, which rely on "selling" their modules, to change their business model and their product lines that fail to lend themselves to the ASP model.

We plan to begin marketing at least one major module needed by all major healthcare institutions within twelve months. Our first modules can be expected to support electronic medical records ("EMR"), pharmacy, and supply chain management ("SCM") applications. We have identified EMR as a primary focus because the Obama Administration has said that it intends to spend $19 billion on improvements and implementations in this area over its term of office. Pharmacy is a priority because inventory control and security of pharmaceuticals is mission critical in all major healthcare institutions. SCM is critical because of the volume of items, which a typical healthcare institution must maintain. A typical hospital must inventory as many as 50,000 items, from cleaners and mops to sutures and operating room light bulbs. Every room of a hospital tends to be a mini-warehouse, and the tracking of inventoried items in such a complex environment is therefore significantly more complicated than in typical institutions in other industries.

            DISCUSSION OF THE INDIAN HOSPITAL AND HEALTHCARE INDUSTRY

While India is well known for training doctors and medical staff, who become leaders in countries throughout the World, its healthcare industry at home has been neglected. India spends roughly 3.6% of its GDP on healthcare, 75% of which is spent by the private sector. About 20 million Indians slip below the poverty line each year due to indebtedness caused by medical expenses. Seventy-two (72) infants per thousand die before reaching the age of five, and malnutrition afflicts almost half of all Indian children. Malnutrition of workers alone is estimated to cost 3-9% of GDP annually. Maternal and child care is a major issue of concern as are contagious diseases. Malaria, tuberculosis, HIV/AIDS, and lifestyle diseases such as diabetes and cardiac problems continue to be prevalent. Non-contagious diseases have become the leading cause of death for the age group 30-59, and they are projected to account for 60% of all deaths by 2015.

The Government of India has not facilitated the creation of a World Class healthcare insurance industry, which would have driven Indian healthcare toward the use of standardized coding systems, such as ICD-9 and ICD-10. Adoption of such standards has facilitated the improvement of healthcare practices throughout much of the rest of the World. Among other deficiencies, failure to adopt such standards has hamstrung the Indian IT industry, which, outside of healthcare, is otherwise a leader in the World. Only 11% of India's population is covered by health insurance, according to PricewaterhouseCoopers' HEALTHCARE IN INDIA: EMERGING MARKET REPORT 2007. There are only 13 Joint Commission International (JCI) hospitals certified in India, as compared to 28 in the Kingdom of Saudi Arabia, which has 1/40th the population of India.

India's rapidly growing middle-class population demands better access to healthcare. India needs about 28,000 Health Centers, according to the Government of India's ECONOMIC SURVEY 2008-09. Other sources, such as PricewaterhouseCoopers, put the need considerably higher. According to the PricewaterhouseCoopers study, India has only 20% as many hospital beds as the world average, and requires 450,000 new beds by 2010. They estimate that the cost of such investment is approximately $25.7 Billion, of which the government will only fund 15-20%.

The following statistics provide a sense of the orders of magnitude of the startling deficiencies of the Indian healthcare system:



                                                  India                   United States
                                         (Per 10,000 population)     (Per 10,000 population)
____________________________________________________________________________________________

Doctors                                             6                            26
Nursing/Midwives                                   13                            94
Dentists                                            1                            16
Hospital Beds                                       7                            30
Deaths Under 5 Years of Age                       720                            80

Attended Births                                    47%                           99%
Healthcare Expenditure as a % of GDP              3.6%                         15.3%
As a % of Total Government                        3.4%                         19.3%
Expenditures
Healthcare Expenditures/Capita                   $ 29                        $6,719
Healthcare Expenditures/Capita PPP               $ 86                        $6,719

Source: WORLD HEALTH STATISTICS 2009, published by The World Health Organization
____________________________________________________________________________________________


While India does have several relatively large hospital groups, even the largest of these, Apollo Hospitals Enterprise Limited ("Apollo"), which claims to be the largest healthcare group in Asia, has only 43 hospitals and 7,500 beds. If this size were juxtaposed into the U.S. healthcare system, it would amount to less than 1% of the total healthcare services industry, and India's population is approximately 4 times the size of the U.S. population. These statistics simply demonstrate that the size of the needs in the Indian healthcare industry are quite enormous, while government commitment to satisfying these needs falls far short of World standards.

There is good news, however. The low figures present significant opportunity for investment in the Indian healthcare sector. The government of India is actively encouraging private initiatives in the sector by offering tax holidays to private hospitals in certain areas. There are more than 40,000 doctors of Indian origin in the United States and a proportional number in Great Britain, among many other countries throughout the World. Many of these doctors are keenly aware of the healthcare deficiencies in India, and many would like to find a way to help. These doctors have practiced outside of India for 10-40 years, and have amassed the financial wherewithal to help. Many have already tried to help, and some have been successful. Others, however, have been thwarted by the complexity of establishing a healthcare facility on the other side of the World.

Momentum has found that there is a certain cadre of landowners in India, who will gladly supply a parcel of land for a hospital or clinic, if Momentum will provide the organizing principal for developing such a facility. Such landowners are prepared to exchange parcels of their land for Momentum Class A Common Stock. One of these landowners, Dennis Steels Pvt. Ltd. has already agreed to provide approximately 10 acres near the major railway junction of Arakkonam, approximately 70 kilometers west of Chennai, in the State of Tamil Nadu. A copy of the agreement to provide such land is attached hereto and made a part hereof as Exhibit 10.1. The closing of this transaction is planned for completion by December 31, 2009, subject to the completion of a variety of formalities, and the removal of contingencies. Momentum intends to verify valuation of projects of this sort through appraisals provided by internationally recognized real estate appraisers such as Jones, Lang, LaSalle, CB Richard Ellis, or Cushman & Wakefield. We intend to assure our title to any lands in question by acquiring title indemnity insurance through internationally recognized insurance companies.

Discussions with NRI doctors have suggested that the major stumbling block for them developing healthcare projects in India has been the lack of administrative focus and financial acumen. Momentum intends to provide this shortcoming by building the structures and equipping them, while allowing the doctors to focus on the medical aspects of the business. We intend to accomplish this through a mixture of local bank finance, international finance supported by the U.S. ExIm Bank and other international development banks, and various equity partnerships within individual subsidiaries, keeping in mind our intention to consolidate results by maintaining majority ownership in each subsidiary.

Development of the business plans for these projects will be done individually, with a separate Momentum Indian subsidiary being established for each project. These subsidiaries will have their own management teams in India, their own Boards of Directors, and their own project finance structure. Since each of these projects may be substantially different, with objectives from fully operational acute care hospitals to cardiac catheterization clinics to maternity clinics, the individual project plans are beyond the scope of our current offering. Nonetheless, we have prepared a generic projected project plan for one acute care hospital, to provide visibility into how these projects may develop in the future. This projected project plan is attached hereto and made a part hereof as Exhibit 99.1.

                DISCUSSION OF THE MEDICAL TRANSCRIPTION INDUSTRY

The Medical Transcription industry in the United States is approximately $12 billion, of which approximately 40% is outsourced. The primary target market for Momentum Transcriptions(TM) is approximately 4,900 community-based hospitals, with estimated sales of $2.5 billion. Approximately 1,500 companies currently service this market, with most achieving revenues of $1 million on less. Only 10-12 companies enjoy revenue in excess of $15 million.

Major companies in the industry include MedQuist (NASDAQ: MEDQ) with approximately $285 million of medical transcription revenue, a 6% market share; Spheris with approximately $184 million of revenue, a 4% market share; Transcend (NASDAQ: TRCR) with approximately $49 million in 2008 revenue; CBay (AIM: CBAY) with approximately $45 million in medical transcription revenue; and several other companies, including Nuance (NASDAQ: NUAN), Webmedx, and SPI.

Market trends affecting the industry include: 1) the advancing age of the "Baby Boomer" generation driving the need for healthcare services and increasing costs; 2) increased requirements for documenting patient encounters for insurance and regulatory purposes; 3) the domestic labor market is not growing fast enough to meet demand for medical transcriptionists; 4) increased use of business process outsourcing ("BPO") services by hospitals, particularly including medical transcription; 5) competitive pricing by some vendors to can market share; and 6) the adoption of speech recognition technology to increase productivity. While voice recognition technology has long been discussed as a threat to medical transcription companies, it has only replaced them in two functional areas: radiology departments and emergency medicine. Those gains were achieved in the mid-1990s. Best practices now include using voice recognition engines to make first drafts of documents, followed by editing by professional transcriptionists. Momentum plans to implement all of its medical transcription business on this model.

Medical transcription production began in India in 1994, pioneered by Transcriptions International, Inc., a pre-cursor of CBay also founded by Skip Conover, and HealthScribe, now a component of Spheris. By 2000, The National Association of Software and Services Companies ("NASSCOM") reported that there were 640 medical transcription companies operating in India. Of these, only CBay and HealthScribe achieved major success in the American hospital market as direct suppliers. All other companies satisfied themselves with serving hospitals through American medical transcription companies or by selling to the doctors' offices of their kinsmen in the United States. Many of those year 2000 companies either failed for lack of knowledge of the United States market or were subsumed under larger and stronger participants in the industry. The survivors now face tough choices.

Many of medical transcription and medical billing companies have failed to achieve critical mass, and few Indian companies control their own destiny in the sense that they have no direct contact with their ultimate client. Their founding entrepreneurs, like the founders of many of the small businesses in the United States, now face the dilemma of finding a financial "exit route" from their companies in a down market. Many of these entrepreneurs have invested over a decade to developing their companies, and are anxious to retire. Since they do not have the size or sophistication to reach the public markets on their own, they need a better solution to their "exit route" problem. If they sell privately they peg the value of their investment at a most difficult economic time.

Momentum believes that it is positioned to acquire such companies at or below their revenue run rates, and provide its investors with the benefits of the public/private arbitrage. Public companies in healthcare services are typically valued at a multiple above revenue run rates.

                     DISCUSSION OF MEDICAL BILLING INDUSTRY

Momentum intends to cross sell medical billing services into its medical transcription clientele. Like medical transcription, over a thousand small entrepreneurial companies and a few major national players, such as Perot Systems and Per-Se Technologies, Inc, characterize the medical billing industry. During the past five years Indian companies have developed to service this industry, again by relying on American companies to handle their sales and client services needs. Momentum intends to combine the medical transcription and medical billing software it intends to develop, along with other BPO services software, into an organic continuum with HIT healthcare IT software. In this way, Momentum will create an environment, which will facilitate its cross selling.

Payment in the medical billing industry is based on a fixed fee or a percentage commission on the amounts obtained for the client. Client relationships are governed by standard form agreements, which may vary from client to client. Much of the billing activity required by healthcare providers focuses on identifying and recovering lost payments from denied claims by insurance companies and state and federal organizations such as Medicare and TriCare. Billing companies identify the root causes of payment delays and correct problems to help prevent claim denials. Momentum will identify acquisition candidates, which use effective software for delay and denial management analytics looking at entire active aged accounts receivable, taking into account both delayed and denied claims. Trends and root causes for delays and denials can be uncovered and addressed by delay management analytic software.

Momentum's medical billing operation will be designed to obtain payment on outstanding balances from third-party payers such as insurance companies, government organizations and private individuals. Each client will be assigned a team of experts, who have extensive provider and payer experience, to assist them in the accounts receivable management process. We will focus on making certain that the client is able to monitor progress on claims and can use Momentum's applications to generate a diverse range of detailed analytical reports.

A large share hospital reimbursement is in Medicare payments that a hospital receives if it services a disproportionate number of Medicaid-eligible patients, which includes all Americans over 65 years of age. Hospitals are often denied payments because necessary documentation is missing, incomplete or non-compliant, or there is a lack of internal reimbursement or accounting resources to correctly analyze potential reimbursement opportunities. Momentum's focus will be to provide a comprehensive, turnkey service, from the preparation of data to the complete reimbursement package preparation and follow-up with any fiscal intermediary, and to support the process through to the audit. Momentum will invest to build its sales and marketing infrastructure in immediately upon the closure of this offering. As a new entrant in this marketplace, Momentum will focus on brand building. We will maintain a balance between short-term growth and profitability and investment in the development of a sales pipeline. We intend to build Momentum with a direct sales program through a variety of marketing strategies and active cross selling, in addition to our acquisition strategy.

                    DISCUSSION OF THE HEALTHCARE IT INDUSTRY

Momentum Healthcare Services, Inc., intends to use proceeds of this offering and cash flow generated from its Business Process Outsourcing ("BPO") businesses to address the Healthcare IT ("HIT") space in the American healthcare industry. THIS will allow Momentum to move into a market space, which typically enjoys PE ratios above 20, while typical PE ratios for BPO activities typically fall below that level. THIS refocusing of the Company over the next 3-5 years will position Momentum to be a major player in the overall healthcare services industry. The HIT space currently suffers from several major structural flaws:

1) Most healthcare computer systems had their origins in the 1980s, when developers began focusing on using Microsoft microcomputer applications. Microcomputer development was natural because it meant developers did not need access to mainframe computers to do their work, but it meant that certain tradeoffs were made, which have become less and less appropriate as the healthcare industry has matured in its computerization. Implicit in development on microcomputers is the idea that each healthcare application is based on "client-server" functionality. What typically has occurred is that each significant module has its own discrete server, which is connected to other servers by local area networks. To the extent that these systems are interoperable, they are fitted together with an interfacing standard called HL7. HL7 took approximately 10 years to be agreed by the industry, during the 1990s. Many hospitals that have adopted HIT over the past twenty years have scores of servers in their computer rooms. This phenomenon was caused by the fact that the larger companies operating in the HIT space developed their offerings by acquiring many modules from smaller developers and niche players. These systems suffer from incompatibility of operating systems, versioning issues, and interoperability issues. These problems will only get worse in the short-run thanks to the entry of Google into the operating system market previously dominated by Microsoft. Having suffered through the complexities of implementing new versions of the Microsoft operating system on personal computers, everyone can easily imagine the nightmare complexity of keeping diverse client-server systems interoperable in hospitals with hundreds of personal computers using divergent operating systems.

2) Considering the long gestation time for standards of any kind, particularly in the healthcare industry, technological innovation often occurs before standards can be agreed. The most effective companies will therefore be those which make their systems and services ubiquitous and compelling without waiting for the development of industry wide standards.

3) Most laymen and developers have made an assumption that the Electronic Medical Records module ("EMR") constitutes the main area to improve hospital and medical delivery efficiency. The main thrust of the Obama Administration's stimulus money in HIT is in this arena, which has attracted literally hundreds of small companies. Practically all of these new entrants, however, suffer from the same issues mentioned in paragraph 1 above. While it is quite important, "me too" EMR systems developers often miss the point that modern hospital computer needs are much more complex than the EMR module, and fall into the same trap of developing on modular client-server platforms.

4) The major companies in this space, McKesson Corporation (NYSE: MCK) and Cerner Corporation (NASDAQ: CERN) grew their businesses during the 1990s in this merger and acquisition, client-server environment. Their systems therefore suffer from these major interoperability and versioning shortcomings. These companies, and most others in the HIT space, are vulnerable because any change in the marketing paradigm and technical approach for the industry will force them to address thousands of legacy systems, which will prove to be an overwhelming and time consuming activity.

5) The payment model to major HIT companies today requires large capital outlays for hospitals and doctors' offices. Major American HIT companies operate on the basis of a sale of their software, followed by maintenance agreements with clients of 18-20% of the purchase price per year. Full HIT systems for hospitals can cost in excess of $15 million, and often considerably more. HIT therefore becomes one of the largest capital expenses for a hospital, often requiring special funding.

6) The Obama Administration currently proposes to subsidize such outlays for doctors' offices, but at the moment these plans focus on the EMR space, which represents a very small portion of the overall need in healthcare. There are many other modules, which have the same or greater impact on the financial performance of healthcare facilities. These include supply chain management, finance, human resources management, benefits management, scheduling management, clinical imaging interoperability, radio frequency identification ("RFID") of major components of hospital equipment, and bio-surveillance to name just of few major applications.

Momentum has the benefit of the perspective of several professionals, who have experienced and observed the inconveniences of these shortcomings in the HIT space first hand. These professionals have also had the opportunity to see firsthand the appropriate solutions for many of these problems, which have been implemented outside the United States. Whereas McKesson and Cerner had the "luxury," within the context of the American financial sector, of acquiring systems module by module from individual developers, this has not been the case in other parts of the World. Hospital IT professionals outside of the United States and Western Europe have tended to be forced to develop their solutions internally, often very effectively, or to use small IT companies, which developed their solutions at individual hospitals, often becoming the IT department of the hospital during their installation process. The result of this approach has been systems which often are more homogeneous and interoperable than the systems provided by the largest HIT providers in the United States. Further, these systems tend to be compatible with American healthcare standards, because they have been developed using internationally accepted provider, procedure and diagnostic codes (ICD-9 and ICD-10) at hospitals approved by The Joint Commission International. Indeed, since American systems are still using ICD-9 coding, while many overseas hospitals went directly to ICD-10 when they began to computerize, in many cases these overseas systems are already prepared for the next generation of coding to be adopted in the United States. Mr. Conover and other members of the Momentum team know that these offshore suppliers do have interest in ramping up their marketing efforts in and making them compatible with the United States market. The major shortcoming of these systems is that they too have been developed in client-server environments using software development platforms such as C++ and .net.

Momentum envisions using the domain knowledge of these overseas companies to develop fully interoperable and upgradeable systems using the Java programming language. Momentum can negotiate contracts and begin marketing immediately upon funding on the strength of the existing software of these companies, but will immediately undertake a module by module build up of a fully interoperable system spanning the entire HIT universe. As the process progresses, the Momentum solution will become the "Best of Breed" solution in the industry.

Momentum envisions a "Software as a Service" or ASP model, undercutting the business model of many of the major players in the HIT industry, which rely on the initial sale and follow on maintenance model. Because Momentum will own its developments, replicating its software will be a relatively low cost. Momentum will offer HIT products on a non-capital expense basis, thereby undercutting one of the major revenue generators of the top players in the HIT space. By maintaining its software in a comprehensive manner, essentially for the maintenance cost faced by most hospitals and clinics, Momentum will drive interoperability, versioning and operating system problems out of the HIT universe over time. By developing an effectively functioning Java based system, Momentum will create a DE FACTO standard in the industry, which will be very difficult for major competitors to replicate, given the complexity of the legacy issues they will face with existing customers. Naturally, Momentum will adopt any standards developed in the industry, and participate in the development of such standards by serving on industry panels with such mandates.

Upon funding, Phase I of this process will be two-fold. In the United States, a sales and marketing team will develop a strategy to utilize the existing software developments of our overseas partners. As sales are made, suitable operations centers for the SAS model will be established. We imagine that some hospitals will want their systems on their site, with access by their own IT professionals. Momentum will provide the solution at any suitable site with full Momentum training, support, upgrades, and customer service. To the extent that clients choose to have their own IT personnel involved in the process, those costs will be for the client's account.

The second facet of Phase I will be to begin developing the comprehensive Java based solution module by module at a development center in India. THIS strategy implies limiting or eliminating the nightmare of servers and spaghetti wires, which are typical in the average hospital computer room today. While this center may use outside contractors and assets from the existing overseas HIT companies, its primary function will be to implement the user friendliness and uniformity of the Momentum HIT system across the entire healthcare universe. THIS activity will be a never ending and ongoing process. As it expands into the various modules of the healthcare universe, it will cause a DE FACTO shift in the way that the healthcare industry thinks about and pays for HIT.

By envisioning building its own HIT universe wide standard, Momentum has the opportunity to create a DE FACTO standard for the entire HIT industry. While many companies will wait for industry standards to emerge, this process will be long and messy. The HL7 example is a case in point. Just the HL7 interfacing standard took nearly ten years for the industry to discuss and adopt. While MOMENTUM wants to be cognizant of the standards process in the industry, adopting standards as they are adopted along the way, it wants to avoid being hobbled by the idea that a new standard must be completed next year or next decade. Inevitably, this will be a complex decades-long process, favoring the nimble Company that envisions the HIT space as the clients WANT it to be, rather than how IT professionals hammer it out in caffeine choked meeting rooms. By focusing on its own DE FACTO standard, refining it as it develops internally, Momentum will ultimately catch the competition out of sync with their messy last generation client-server offerings.

By envisioning itself as a global Company with a global market, Momentum will have several advantages. Within 2-3 years, it will be positioned to garner major pieces of business throughout the World, in addition to the United States market. Countries like India have not yet even adopted the international coding schemes, which have already become ubiquitous throughout most of the developed World. Once the healthcare leaders of countries like India recognize that they must adopt such standards, companies with perspectives on markets like India and the Middle East will thrive, while hide bound American companies will tend to limit their vision to North America and Western Europe. Once Momentum succeeds in developing its DE FACTO standard, it will be very difficult for other companies to compete across the entire spectrum. Smaller companies will lack broad enough scope to address the entire universe, while the larger companies will be hobbled by their legacy systems.

The initial objective, with an investment of approximately $2 million, is to begin to market Momentum's HIT products at the Healthcare Information and Management Systems Society (HIMSS) conference in Atlanta, March 1-4, 2010. Using the SAS model, the products marketed at that time will be a combination of the existing modules developed by our overseas suppliers, and the new modules developed under Momentum's Phase I development plan. It is envisioned that initial sales will help cover the costs of further modular developments and justify a major secondary public offering to allow Momentum to expedite the development of its DE FACTO standard modules.

Follow on businesses naturally emerge from achieving success in the HIT space. McKesson Corporation (NYSE: MCK) is #15 on the Fortune 500, because of its "Supply Chain Management" business, primarily in pharmaceuticals. Its leadership in the HIT space informs its pharmaceutical purchasing and warehousing business. Since the average hospital inventories 50,000 different items, from sutures to bedpans, there is tremendous scope for developing global supply chain management businesses over the next two decades. Since Cerner (NASDAQ: CERN), which focuses only on HIT, enjoys a PE ratio of 24.75, while McKesson's PE ratio is only 14.78, it may make sense for Momentum to focus on the HIT aspects of its business, and franchise the "Supply Chain Management" opportunity on a country by country basis. Organic BPO modules for medical transcription, billing and coding, to name only three, will allow Momentum to amplify and adjust its businesses in the BPO arena.

                             SELECTED FINANCIAL DATA

You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing elsewhere in this prospectus.

The Historical results are not necessarily indicative of the results to be expected in any future period.

(in thousands, except per share data)
________________________________________________________________________________
STATEMENTS OF OPERATIONS DATA AS OF JUNE 30, 2009:

Net Revenues                                                               $  0

Costs and Expenses

Cost of Revenues

Research and Development

Sales and Marketing

General and Administrative                                                 $ 100

Total Costs and Expenses                                                   $ 100

Net income (loss)                                                         ($100)
________________________________________________________________________________

CASH AND CAPITALIZATION

The following table sets forth our cash, cash equivalents, short-term investments and capitalization at June 30, 2009, as follows:

       o On an actual basis.

       o On a projected as adjusted basis to give effect to receipt of the net proceeds from the sale by us in this offering of shares of Class A common stock at an assumed initial public offering price of $5.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

You should read this table in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

         Assumptions:

         10,000,000 shares Class A common stock sold at IPO
         Selling price in IPO is $5.00 per share



_____________________________________________________________________________________________________________

(In thousands, except par value)(Unaudited)                               June 30, 2009     December 31, 2009
                                                                             Actual             Projected
_____________________________________________________________________________________________________________

Cash, cash equivalents and short-term investments                            $  13               $ 9,572

Accounts Receivable                                                                              $     8

   Current Assets                                                            $  13               $ 9,580

Net Property Plant & Equipment                                                                        50

Intangibles (7 year average life)

LAND                                                                                             $10,000

Total Assets                                                                 $  13               $19,630

Accounts Payable                                                                                 $    20

Accrued Expenses                                                                                 $    10

   Current Liabilities                                                                           $    30

LONG-TERM LIABILITIES

Total Liabilities

Stockholder's Equity:

Common Stock, $0.01 par value, 10,000,000 shares                             $  23                   N/A

Class A common stock, $0.001 par value, 80,000,000 shares authorized,          N/A               $   100
10,000,000 issued and outstanding after IPO:

Class B common stock, $0.001 par value, one hundred votes per share,           N/A               $    60
20,000,000 shares authorized, 4,004,000 issued and outstanding:

Additional paid-in capital                                                   $  90               $20,110

Deferred stock-based compensation

Retained Earnings                                                            ($100)              $  (670)

Total Liabilities and Shareholder's equity                                   $  13               $19,630
_____________________________________________________________________________________________________________


                               PLAN OF OPERATIONS

Momentum Healthcare Services, Inc. was incorporated in the State of Delaware on April 15, 2009. Momentum Healthcare Services, Inc., also referred to as the "Company", or "Momentum," specializes healthcare business process outsourcing, particularly medical transcription and medical billing, and in healthcare IT, as described herein, for delivery to healthcare institutions throughout the world, but with particular emphasis on the North American market. We further intend to develop hospitals and clinics in India.

Over the next twelve months, Momentum plans to build out its brand recognition, reputation and network in the healthcare services industry, thereby attracting additional interest in its activities, products and services. Shown below are the significant steps and milestones the Company plans for this fiscal year.

________________________________________________________________________________

Timeline                       Description
(From Sep 2009 to Aug 2010
________________________________________________________________________________

1st 90 Days                    *Close real estate land purchases for up to five
                                parcels of 10 acres each in various localities in India.
                               *Establish medical transcription marketing in the
                                United States.
                               *Develop process for acquisitions.
                               *Acquire 1 medical transcription supplier in
                                India.
                               *Establish software development center in India.
                                Commence conversion of one module.
                               *Negotiate "work for hire" contracts with domain
                                knowledge suppliers.
________________________________________________________________________________

2nd Quarter                    *Develop Healthcare IT marketing plan and launch
                                first products.
                               *Acquire 2 medical transcription and 1 medical
                                billing Company in the United States with
                                combined revenue of $30 million.
                               *Acquire 1 additional medical transcription
                                supplier in India.
                               *Begin organizing Boards of Directors and staff
                                for Indian subsidiaries. Each land parcel will be a separate subsidiary, with separate management and project operational and financial planning.
________________________________________________________________________________

3rd to 4th Quarter             *Acquire 2 additional medical transcription
                                companies and 1 additional medical billing
                                Company in the United States with additional
                                combined revenue of $30 million.
                               *Complete government permissions for hospital and
                                clinic projects in India, and identify sources of local finance for the construction projects of each separate subsidiary.
________________________________________________________________________________

We expect to incur the following expenses in the next six months in connection with our business operations:

Data ($000)

Operations Development                                                       200
Marketing                                                                    250
Implementations                                                              250
Domain Knowledge Contracting:  US and India                                  240
India Development Team                                                       190
Capital Expenditures including Land Closing Costs                          1,250
HQ Operations                                                                600
Gross Expenditure                                                          2,980


Based on our current operating plan, we do not expect to generate revenue that is sufficient to cover our expenses for the next six months. In addition, we do not have sufficient cash and cash equivalents to execute our operations and will need to obtain additional financing to operate our business for the next six months. Additional financing, whether through public or private equity or debt financing, arrangements with the security holder or other sources to fund operations, may not be available, or if available, may be on terms unacceptable to us. Our ability to maintain sufficient liquidity is dependent on our ability to raise additional capital.

If we issue additional equity securities to raise funds, the ownership percentage of our existing shareholders will be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of our common stock. Debt incurred by us would be senior to equity in the ability of debt holders to make claims on our assets. The terms of any debt issued could impose restrictions on our operations. If adequate funds are not available to satisfy either short or long-term capital requirements, our operations and liquidity could be materially adversely affected and we could be forced to cease operations. At the present time, we have not received any confirmation from any party of their willingness to loan or invest funds to the Company but will seek funding advances from sources such as our officers and directors or from sale of our common stock.

Currently the Company does not employ any employees, however as the Company grows, it plans to employ employees, as required.


                         PROJECTED FINANCIAL STATEMENTS

Based on our plan of operations as described herein, the projected financial statements for Momentum over the next three years, through 2012, which were prepared by management and not subjected to audit procedures, are presented on the following page, and include the following forward looking assumptions:

1. We will offer 6,000,000 Class A Common Shares in this offering and expect to sell 2,000,000 for cash and exchange 4,000,000 for land acquisitions, producing $30,000,000 in total new investment into Momentum; $10,000,000 cash and land parcels in India with approximate market value of $20,000,000.

2. Each HIT module we sell will be a Software as a Service ("SaaS") contract, producing revenue of $20,000 per month. We assume that we will be able to sell 58 modules through 2012. Since one complete HIT system in one hospital can include up to 100 different modules, management believes that this level of sales projection is conservative.

3. Management believes that it is uniquely positioned to win over clients of some of the major companies in the medical transcription industry because of general client dissatisfaction with quality performance of Momentum's competitors.

4. Momentum plans to acquire companies with annual revenue in medical transcription of $30 million by the 4th quarter of 2010 and acquire a second round of companies with annual revenue in medical transcription of $30 million by the 4th quarter of 2011. Momentum will issue stock for the preponderance of those acquisitions.

5. Indian landowners will sell Momentum land in India, with appraised value of approximately $20 million, for shares valued at $5 per share, substantially simultaneously with the closing of this offering.

________________________________________________________________________________

Income Statement ($000) Projected       2009      2010       2011         2012
________________________________________________________________________________

Revenue                                   50     17,400      55,500      86,268

Direct Cost of Revenues
  (excl. depreciation and amort.)        120      8,163      23,925      28,990

Gross Profit                             (70)     9,237      31,575      57,278

Marketing & Selling Expenses             220      1,436       2,163       3,233

G&A                                      280       1520        1770        2520

Depreciation                               -         66         371         605

Amortization                               -      2,045       6,134       8,179

R&D                                      220      1,436       2,163       3,233

Operating Income                        (790)     2,734      18,974      39,508

                                                   15.7%       34.2%       45.8%

Interest Expense                           -         30       1,200       1,200

Preferred Dividend                         -          -           -           -

Taxes                                      -        926       7,110      15,523

Net Income                              (790)     1,778      10,664      22,785

Net Income as % of Sales                 0.0%      10.2%       19.2%       27.0%

P/E                                        -         18          18          18

Market Cap                                 -     99,974     278,051     470,021

Share Price                            $5.00     $ 5.00     $ 13.24     $ 22.38
________________________________________________________________________________


__________________________________________________________________________________________

Balance Sheet ($000) Projected                      2009       2010       2011       2012
__________________________________________________________________________________________

Cash                                               29,572      2,014      2,011      2,979

Accounts Receivable                                     8      1,354      3,035      3,520

Other current assets                                    0         48        106        124

   Current Assets                                  29,580      3,416      5,152      6,623

Net Property Plant and Equipment                      100        790      1,442      2,005

Intangibles (7 year average life)                       -     27,577     51,160     42,375

Land                                               20,700     20,700     20,700     20,700

  Total Assets                                     50,380     52,483     78,454     71,703

Accounts Payable                                       20        222        413        390

Accrued Expenses                                       10        133        248        234

ST Debt                                                 -          -      7,000          -

   Current Liabilities                                 30        355      7,661        624

LT Debt                                                 -          -          -          -

Preferred Stock $5 Par 5% Cumulative Dividend

Convertible 1:1 to Common                               -          -          -          -

Total Liabilities                                      30        355      7,661        624

Par Value $0.001 100,000,000 Authorized                20         20         21         21

Additional Paid in Capital                         51,000     51,000     58,999     58,999

Retained Earnings                                   (670)      1,108     11,773     12,059

Total Liabilities and Shareholders Equity          50,380     52,483     78,454     71,703
__________________________________________________________________________________________


                               BUSINESS FACILITIES

The Company's address is 3 Church Circle, Suite 130, Annapolis, MD 21401.


                                   COMPETITION

There are many companies who are engaged in the healthcare services industry and this segment is highly competitive.

Major companies in the medical transcription industry include MedQuist (NASDAQ:
MEDQ) with approximately $285 million of medical transcription revenue, a 6% market share; Spheris with approximately $184 million of revenue, a 4% market share; Transcend (NASDAQ: TRCR) with approximately $49 million in 2008 revenue; CBay (AIM: CBAY) with approximately $45 million in medical transcription revenue; and several other companies, including Nuance (NASDAQ: NUAN), Webmedx, and SPI.

Momentum intends to cross sell medical billing services into its medical transcription clientele. Like medical transcription, over a thousand small entrepreneurial companies and a few major national players, such as Perot Systems and Per-Se Technologies, Inc, characterize the medical billing industry. During the past five years Indian companies have developed to service this industry, again by relying on American companies to handle their sales and client services needs. Momentum intends to combine the medical transcription and medical billing software it intends to develop, along with other BPO services software, into an organic continuum with HIT healthcare IT software. In this way, Momentum will create an environment, which will facilitate its cross selling.

The major companies in healthcare IT, McKesson Corporation (NYSE: MCK) and Cerner Corporation (NASDAQ: CERN) grew their businesses during the 1990s in a merger and acquisition, client-server environment. Their systems, and most others, therefore suffer from these major interoperability and versioning shortcomings. These companies, and most others in the HIT space, are vulnerable because any change in the marketing paradigm and technical approach for the industry will force them to address thousands of legacy systems, which will prove to be an overwhelming and time consuming activity.

We believe that the most effective way to compete in the healthcare services industry, both with our BPO and HIT products and services, is to ensure that we differentiate ourselves by providing a high level of quality and service. THIS includes providing high quality documentation and training regarding our products and services so that the end users are able to optimize their usage of our offerings. Nevertheless, many of our competitors have significantly greater financial and other resources as well as more robust managerial staffs than we do and are therefore, in certain respects, in a better position than we are to provide competitive services. There can be no assurance that we will be able to successfully compete against these businesses.

While India does have several relatively large hospital groups, even the largest of these, Apollo Hospitals Enterprise Limited ("Apollo"), which claims to be the largest healthcare group in Asia, has only 43 hospitals and 7,500 beds. If this size were juxtaposed into the U.S. healthcare system, it would amount to less than 1% of the total healthcare services industry, and India's population is approximately 4 times the size of the U.S. population. These statistics simply demonstrate that the size of the needs in the Indian healthcare industry are quite enormous, while government commitment to satisfying these needs falls far short of World standards.

India needs about 28,000 Health Centers, according to the Government of India's ECONOMIC SURVEY 2008-09. Other sources, such as PricewaterhouseCoopers, put the need considerably higher. According to PricewaterhouseCoopers' HEALTHCARE IN
INDIA: EMERGING MARKET REPORT 2007, India has only 20% as many hospital beds as the world average, and requires 450,000 new beds by 2010. They estimate that the cost of such investment is approximately $25.7 Billion, of which the government will only fund 15-20%.

                        ADVANTAGES OF COMPETITORS OVER US

The Company believes the following are advantages of Competitors over us.

     * CLIENT BASE: Presently the Company does not have a well-established regular client base.

     * FINANCIAL RESOURCES: The Company believes that many of its competitors have significantly greater financial and other resources than we do and are therefore, in certain respects, in a better position to provide similar products.

     * HOSPITAL DEVELOPMENT: The Company currently has no experience with building hospitals and clinics, and there are several hospital groups in India, which have built numerous acute care hospitals.

                            RESEARCH AND DEVELOPMENT

The Company is not currently conducting any research and development activities. However, research and development is required in the future, we intend to rely on third party service providers. To complete practically all of this research and development on a "for hire" basis, meaning that Momentum will own the intellectual property at the completion of the development cycle.

                                    EMPLOYEES

Momentum has no current employees. All of its activities are performed pursuant to the Company's consulting contract with Conover Associates LLC. Upon closing of this offering the Board of Directors intends to appoint a Compensation Committee of the Board of Directors comprised solely of Independent Directors. The Compensation Committee will then take upon itself the task of establishing suitable levels of compensation and employment agreements for all of the senior employees of the Company. The following individuals were elected as officers of the company on June 4, 2009, and are compensated for their roles in developing the Company pursuant to the Conover Associates LLC contract or voluntarily without compensation:

Donald L. "Skip" Conover, President and Chief Executive Officer
Anoop Sivadasan, Vice President, Operations
Mary Louise Wisniewski, Vice President, Operations and Secretary
V. Seshu Kumar, Vice President
John B. Thompson, Treasurer

We intend to hire additional employees on an as needed basis as the business of Momentum grows.

                              INDEPENDENT DIRECTORS

The size of the Board of Directors of Momentum will grow to nine immediately upon the successful closure of this offering. The Board of Directors of Momentum intends to elect five Independent Directors of the Company, who will comprise a majority of the Board, provided the company raises not less than $5,000,000 in equity financing. The Company currently has verbal understandings with three prospective Independent Directors: Mr. Leonard Schutzman, Mr. Brent Longnecker, and Dr. Mark Zupan.

The Independent Directors of Momentum will be compensated for their services according to standards generally accepted in the United States for service on the Board of public companies of Momentum's size and stage of development. Typical compensation packages for Independent Directors of this category include an equity component of approximately 0.25% of the post-money equity raise plus a cash component of up to $50,000 per annum.

The Company has no current plans to begin paying salaries or fees to founding Directors, who are major shareholders, nor to Corporate Officers except to cover their traveling and other expenses related to their service.

                                   MANAGEMENT

DIRECTOR, EXECUTIVE OFFICER, AND CONTROL PERSON

The following table sets forth and identifies our current Executive Officers and Directors, and the respective date of election or appointment:


______________________________________________________________________________________________________

                                                                 INITIAL ELECTION OR POSITION
NAME AND POSITION          POSITION                       AGE         AND TERM OF OFFICE
______________________________________________________________________________________________________


K.J. Dennis                Chairman of the Board of       52     Director, June 4, 2009
                           Directors                             (one year)

Donald L. Conover          Director and President         62     Director, April 16, 2009 (one year)
                                                                 President, June 4, 2009 (next Annual
                                                                 Meeting)

P. Sivadasan               Director                       70     Director, June 4, 2009
                                                                 (one year)

Anoop Sivadasan            Director and                   34     Director, June 4, 2009
                           Vice President Operations             (one year)
                                                                 Vice President, June 4, 2009
                                                                 (next Annual Meeting)

Mary Louise Wisniewski     Vice President, Operations     55     Vice President and Secretary, June 4,
                                                                 2009
                                                                 (next Annual Meeting)

V. Seshu Kumar             Vice President                 50     Vice President, June 4, 2009
                                                                 (next Annual Meeting)

John B. Thompson           Treasurer                      70     Treasurer, June 4, 2009
                                                                 (next Annual Meeting)
______________________________________________________________________________________________________


The Officers and Directors hold office until the next annual meeting of the Board of Directors and Shareholders respectively following their appointment and until a successor has been appointed and qualified.

Set forth below is a description of the recent employment and business experience of our Executive Officers and Directors.

MANAGEMENT AND DIRECTOR BIOGRAPHIES

K.J. DENNIS, Chairman of the Board of Directors, is CEO and founder of DC Mills Pvt. Ltd. ("DC Mills") In 1982 he envisioned building a broadly based conglomerate, which began by exporting Indian natural fiber products with an aggressive management team and a new factory. Mr. Dennis has received special awards from the President of India for being the best exporter in his space for several years. DC Mills also started the only fully vertical polypropylene and wool carpet mill in India. DC Mills manufactures furniture in India, China, and the United Arab Emirates. It has permanent showrooms in High Point, North Carolina and Las Vegas, Nevada. Another of Mr. Dennis's businesses, founded in 2003, Dennis Steels Pvt. Ltd., in Tamil Nadu , India, produces rolled steel and rebar for the booming construction industry in South East Asia. Dennis Infra Pvt. Ltd. deals with high-end real estate development in Tamil Nadu and other areas of southern India. It is currently developing 200 acres of land for the real estate business. Euro Home Industries sells in the Middle East market. It produces an entire range of modular as well non-modular furniture. It sells turnkey contracts throughout the Middle East. Mr. Dennis also runs a Upper Level Secondary school with 1800 Students.

DONALD L. "SKIP" CONOVER, President and Director of Momentum Healthcare Services, Inc., was a founding Director of CBay, serving as such from July 1998 to October 2006. He served as the first President of CBay, and later as Vice Chairman of the Board of Directors. Mr. Conover was the first mover in the Indian Medical Transcription Industry, first conceptualizing the idea of sending American medical transcription work to India in October 1989. The Indian Medical Transcription Industry is estimated to employ over 25,000 people. Prior to CBay he was Founder and President of Transcriptions International, Inc., which established the first medical transcription operation in India; he was Founder and Representative Director of Schlegel Engineering K.K. ("SEKK") in Tokyo for five years. SEKK was a subsidiary of Schlegel Corporation of Rochester, New York. He also served 23 years in the U.S. Marine Corps Reserve, including 3 years on active duty for Vietnam service. He was awarded the Bronze Star Medal with Combat "V" for HIT Vietnam service.

Mr. Conover holds an M.B.A. from the William E. Simon Graduate School of Business Administration, and was recognized as a distinguished alumnus in 2005. He currently serves on the Executive Advisory Committee of The Simon Graduate School. Mr. Conover also practiced law for five years in Rochester, New York, is a licensed New York and District of Columbia attorney, and holds a J.D. from the State University of New York. He holds a B.A. from Hamilton College.

Mr. Conover was awarded 2008 International Entrepreneur of the Year at the United Nations in February, 2009, and was featured in the cover story of GLOBAL CEO magazine for June 2008. He also serves on several corporate Boards of Directors, including Iconic Bio-Sciences Pvt. Ltd. and Bhavana Infra Developers Pvt. Ltd., both Indian corporations; as well as Venture Network Services, Inc., an American corporation dedicated to set up alumni based venture capital networks at colleges throughout the United States. He is Chairman of the Board of Directors of Bhavana Infra Developers Pvt. Ltd.

P. SIVADASAN, Director, is now a Legal Consultant. He has 35 years of experience in the State Bank of India in various capacities as a Senior Manager and Coordinator for Banks. He was General Manager at DC Mills Pvt. Ltd. He is a founder and CEO of Dennis Soft Solutions Pvt. Ltd.

ANOOP SIVADASAN, Director and Vice President of Operations of Momentum Healthcare Services, Inc., has ten (10) years experience successfully operating a Medical Transcription supplier. He founded Dennis Soft Solutions Pvt. Ltd., which services the American healthcare industry from Coimbatore, India.

JOHN B. THOMPSON, Treasurer of Momentum Healthcare Services, Inc., was the first Treasurer of CBay from inception in 1998, and later served as Vice President until 2005. Prior to joining CBay, Mr. Thompson served in various marketing and financial roles in Medical Transcription beginning in 1991. Prior to 1991, Mr. Thompson worked in the Fixed Income Securities Industry in sales and trading. His assignments included Davenport and Company of Virginia (1976-77), Merrill Lynch (1977-81), Ferris & Company, Inc. (1981-89) and Crestar Securities (1989-91). During the period 1992-93, Mr. Thompson managed a $2 Billion portfolio for Resolution Trust Corporation.

MARY LOUISE WISNIEWSKI, Vice President of Operations of Momentum Healthcare Services, Inc., was one of the two primary operations officers of CBay from inception in 1998, and was later elected as an Assistant Vice President, a role she had until 2007, serving in duties including Director of Vendor Relations and Director of Client Relations. In those roles she had occasion to implement training systems in India and Saudi Arabia, and bring online the largest hospital in the Middle East. She also has direct experience as Practice Administrator at Cal Arundel Family Medicine (2007-09).

Additionally, other key officers of Momentum Healthcare Services, Inc. have important experience with BPO and Healthcare IT companies.

SESHU KUMAR VEERAMACHANENI ("Seshu") has more than 20 years of experience in Information Technology, both as a developer and IT entrepreneur. Originally groomed as a software professional for engineering applications (1980-88), he moved into customized commercial applications involving various vertical and horizontal segments since that time. His experience includes product development in MIS, ERP & Workflow automation. He has experience with a variety of different platforms, beginning with the DEC 20/VAX 730 (1980-86) and moving on to IBM 4361/AS400/ES9000 (1986-2004). In recent years his focus has been with PCs and Internet applications. His programming skills include Cobol/FORTRAN /C-C+/Visual+/UNIX over a broad variety of platforms from IBM mini-computers and mainframes to PCs. Mr. Veeramachaneni holds an M.S. from the Indian Institute of Technology.

During the period 1986-94, he was employed by CMC Ltd. (a Government of India Enterprise, later acquired by Tata Consultancy Services). One of his notable achievements was to successfully port and implement an engineering application software, FEAST, developed by Vikram Sarabhai Space Center (VSSC), Trivandrum, to an IBM 4361 situated at Kolkata, and later interlink that with other two IBM 4361s at Mumbai and Chennai. The specific purpose of this task includes offering FEAST as a solution to various engineering R&D departments across India using the Application Service Provider ("ASP") model.
In 1994, Seshu founded Credence Technology, a Lotus/IBM Premier business partner. The focus of this business was offering workflow automation solutions to various clients in the United States and United Kingdom. Credence provided customized ERP solutions using SAP to companies with large database applications, including logistics for large petrochemical industries by implementing "SeeBeyond" software in the Middle East and Europe. In 2002, Seshu founded Sunrise Information Systems to provide IT enabled services to American hospitals and clinical groups.

KENDALL R. TANT will be elected Vice President for Sales & Marketing of Momentum Healthcare Services, Inc. Most recently, Mr. Tant was Vice President of Business Development for Spryance Inc. (now a component of Spheris Corporation, the second largest company in the Medical Transcription Industry). Mr. Tant was the first Vice President of Sales & Marketing of CBay (1999-2001). He is currently a principal of iData, LLC, a medical transcription company operating from Annapolis, Maryland. Prior to CBay, he had other industry relevant experience as Regional Manager of Dictaphone Corporation (now a Nuance, Inc. component) and as Regional Manager of Kurzweil Applied Intelligence, working in the field of speech recognition technology. During the period 1992-95, Mr. Tant was Regional Manager of Citation Computer Systems (acquired by Cerner in 1999), responsible for selling full Healthcare IT, nursing, radiology, and laboratory modules into hospitals and major clinics. He holds a B.A. CUM LAUDE from North Carolina State University.

                  PROSPECTIVE INDEPENDENT DIRECTOR BIOGRAPHIES

The following individuals will become Independent Directors upon completion of a successful public offering of not less than $5,000,000.

MR. LEONARD SCHUTZMAN served PepsiCo, Inc. for 20 years, most recently as Senior Vice President and Treasurer, responsible for PepsiCo's worldwide financing activities. As such, he was a key architect of PepsiCo's international expansion, particularly in the high-growth areas of Latin America and Asia. Earlier in his career he served as Senior Vice President, Finance, for several of PepsiCo's business units, including Taco Bell, Frito Lay, and Pepsi Cola International. He is a founder of the Leonard Schutzman Center for Entrepreneurship at Queens College, New York. He is a member of several Boards of Directors, and the owner of many entrepreneurial businesses. He is Executive Professor of Business Administration at The William E. Simon Graduate School of Business Administration and serves on its Executive Advisory Committee. He also serves as a Trustee of the Queens College Foundation. Mr. Schutzman holds a B.A. from Queens College and an M.B.A. from The Simon Graduate School.

DR. MARK ZUPAN is Dean of The William E. Simon Graduate School of Business Administration at the University of Rochester, New York, which is ranked among the leading graduate business schools in the World. Dean Zupan came to The Simon Graduate School after serving as Dean of the Eller College of Business and Public Administration at the University of Arizona (1997-2003). Prior to 1997, Dean Zupan taught at the University of Southern California's School of Business Administration. He also served as a visiting faculty professor at the Amos Tuck School of Business Administration at Dartmouth College. He holds a B.A. from Harvard College and a Ph.D. in Economics from The Massachusetts Institute of Technology. Dean Zupan also serves on the Board of Directors of Constellation Brands (NYSE: STZ) and PAETEC Holding Corp. (NASDAQ: PAET).

Dean Zupan's scholarship has focused on industrial organization, regulation and political economy. He is co-author of MICROECONOMIC THEORY AND APPLICATIONS (John Wiley and Sons) and MICROECONOMIC CASES AND APPLICATIONS (HarperCollins). He serves on the editorial boards of JOURNAL OF BUSINESS ECONOMICS and RESEARCH IN LAW AND ECONOMICS.

MR. BRENT LONGNECKER is a leading consultant on compensation, having been identified as one of the top 25 consultants in the United States in 2005 by CONSULTING MAGAZINE. Mr. Longnecker's specialties are in executive compensation and corporate governance. He is a specialist on compensation and human resources planning with regard to mergers and acquisitions, initial public offerings ("IPOs"), leveraged buyouts ("LBOs") and spin-offs. He has served on several Boards of Directors and Executive Advisory Committees to Boards, and typically chairs the Compensation Committee, while also serving on Audit Committees. He holds an M.B.A. and a B.A. from the University of Houston.

Since 2003, Longnecker & Associates has led its field in providing high quality human resources, executive compensation, and corporate governance consulting services. His primary mission is to create fiduciary sound solutions for companies that attract and retain executives, bolster shareholder value, and reflect premier corporate governance practices. Mr. Longnecker previously served as National Principal-in-Charge for the Performance Management and Compensation Consulting Practice of Deloitte & Touche, and before that as its Principal In-Charge for the Human Resources Strategies Group. Prior to Deloitte, Mr. Longnecker served as a consultant at KPMG Peat Marwick.

Mr. Longnecker is the author of numerous books and scores of articles, including STOCK OPTION ALTERNATIVES: A STRATEGIC AND TECHNICAL GUIDE OF LONG-TERM INCENTIVES (2004, 2006); EQUITY AT WORK: CONSTRUCTING A BROAD-BASED STOCK OPTION PLAN (2002); BOARD OF DIRECTORS EXECUTIVE COMPENSATION SUMMARY (1993), and Rethinking Strategic Compensation (2004, 2006).

                                 AUDIT COMMITTEE

Upon satisfactory closure of this offering, the Audit Committee of the Board of Directors will prospectively be chaired by Mr. Leonard Schutzman and include Mr. Brent Longnecker and Dr. Mark Zupan.

The Audit Committee is empowered to make such examinations as are necessary to monitor the corporate financial reporting and the external audits of the Company, to provide to the Board of Directors (the "Board") the results of its examinations and recommendations derived there from, to outline to the Board improvements made, or to be made, in internal control, to nominate independent auditors, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

                             COMPENSATION COMMITTEE

Upon satisfactory closure of this offering, the Compensation Committee of the Board of Directors will prospectively be chaired by Mr. Brent Longnecker and will include Mr. Leonard Schutzman, and Dr. Mark Zupan.

The compensation committee is authorized to review and make recommendations to the Board regarding all forms of compensation to be provided to the executive officers and directors of the Company, including stock compensation, and bonus compensation to all employees.

                              NOMINATING COMMITTEE

Upon satisfactory closure of this offering, the Nominating Committee of the Board of Directors will be chaired by Mr. K.J. Dennis, and will include Mr. Donald L. Conover, and Dr. Mark Zupan.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers and persons who beneficially own more than ten percent (10%) of a registered class of its equity securities, file with the SEC reports of ownership and changes in ownership of its common stock and other equity securities. Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to us or written representations that no other reports were required, the Company believes that to date, all filing requirements applicable to its executive officers, directors, and greater than ten percent (10%) beneficial owners were met.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding beneficial ownership of our securities as of June 30, 2009 by (i) each person who is known by us to own beneficially more than five percent (5%) of the outstanding shares of each class of our voting securities, (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

As of the time of closing of this offering, there are One Hundred Million (100,000,000) shares of Common Stock authorized, of which Eighty Million (80,000,000) shares are Class A Common Stock and Twenty Million (20,000,000) shares are Class B Common Stock. Of these, no shares of Class A common stock and 3,800,000 shares of Class B common stock are issued and outstanding. Additionally, 2,200,000 shares of Class B common stock are currently subscribed but not yet issued and outstanding by Mr. K.J. Dennis, and Mr. Anoop S.R.

As of September 6, 2009, we had the following security holders holding greater than 5% or serving as an Officer of Momentum:


_____________________________________________________________________________________________________________

Name & Address of Owner                Amount and Nature of                   Percentage of     Percentage of
and Position if Applicable             Beneficial Ownership                   Class Before      Class After
                                       by Class*                              Offering**        Offering***
_____________________________________________________________________________________________________________

K.J. Dennis,                           3,000,000 Class B common stock**           49.966%         37.48%
Chairman of the Board of Directors
DC Mills Pvt. Ltd.
Alappuzha, Kerala, India
_____________________________________________________________________________________________________________

Anoop S.R.,                            3,000,000 Class B common stock****         49.966%         37.48%
Director and Vice President,
Dennis Soft Solutions, Pvt. Ltd.
_____________________________________________________________________________________________________________

P. Sivadasan,                          1,000,000 Class B Common stock****           0.00%         12.50%
Director and CEO
Dennis Soft Solutions Pvt. Ltd.
_____________________________________________________________________________________________________________

Donald L. Conover,                     1,004,000 Class B common stock****          0.068%         12.54%
Director and President
3 Church Circle, Suite 130
Annapolis, MD 21401
_____________________________________________________________________________________________________________

Public Shareholders                    Class A common stock                         0.00%           100%
_____________________________________________________________________________________________________________

* Mr. K.J. Dennis and Mr. Anoop S.R. have entered into a subscription agreement with Dennis Healthcare Solutions, Inc., now named Momentum
     Healthcare Services, Inc., on May 14, 2009, to purchase 6 million shares of
     Common Stock for $300,000. Thereafter, on August 5, 2009, the Board of
     Directors and Shareholders by resolution deemed the shares so subscribed
     Class B common stock.

** Of the K.J. Dennis and Anoop S.R. subscription of May 14, 2009, at the date of offering, 4,000,000 shares of Class B common stock are issued and outstanding, and we expect the remaining 2,000,000 shares of Class B common stock so subscribed will be issued and outstanding by October 14, 2009, as required by their subscription agreement. For the purposes of this table, since the issuance of these shares is contracted by subscription, it is assumed that they are beneficially owned by the relevant party.

*** For the purposes of this table, it is assumed that 6,000,000 shares of Class A Common Stock of Momentum will be sold in the offering. Any lesser subscription will result in a lesser percentage of shares of Common Stock being held by the public.

**** Under the Promoter's Share Agreement of May 14, 2009, P. Sivadasan and
     Donald L. Conover, or their nominees, will each receive 1 million shares of Class B common stock upon the happening of one of two events: Either the Company has revenue of $10 million or the Company has successfully raised not less than $2 million in equity from shareholders other than the Founders. For the purposes of this table, it is assumed that these shares will be issued immediately after the successful completion of this offering. Since both P. Sivadasan and Donald L. Conover may name who is to receive these shares, other than themselves, these shares may be held by other persons, corporations or institutions after this offering.


Subsequent to the successful closure of this offering, the following table sets forth the beneficial ownership of the Company, which will be held by the various parties, without differentiating by class of stock:


__________________________________________________________________________________________

                                                                Percentage     Percentage
Name & Address of Owner and            Amount and Nature of     Before         After
Position if Applicable                 Beneficial Ownership     Offering**     Offering***
__________________________________________________________________________________________

K.J. Dennis,                             3,000,000 Shares        49.966%         21.42%
Chairman of the Board of Directors
__________________________________________________________________________________________

P. Sivadasan,                            1,000,000 Shares         00.00%          7.15%
Director
__________________________________________________________________________________________

Anoop S.R.,                              3,000,000 Shares        49.966%         21.42%
Director and Vice President
__________________________________________________________________________________________

Donald L. Conover                        1,004,000 Shares         0.068%          7.17%
__________________________________________________________________________________________

Class A Common Shareholders              6,000,000 Shares           0.0%         42.84%

__________________________________________________________________________________________


                          DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our Common Stock and related provisions of our Certificate of Incorporation and Bylaws, as they will be in effect upon the closing of this offering. For more detailed information, please see our certificate of incorporation, and bylaws.

Upon closing of this offering, our certificate of incorporation will provide, we will have two classes of Common Stock: Class A common stock, which will have one vote per share, and Class B common stock, which will have one hundred votes per share. Any holder of Class B common stock may convert his or her shares at any time into shares of Class A common stock on a share-for-share basis, upon the completion of their 2-year lockup period. Otherwise the rights of the two classes of common stock will be identical.

Immediately following the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of Common Stock, each with a par value of $0.001 per share, of which:

       o 80,000,000 shares are designated as Class A common stock.

       o 20,000,000 shares are designated as Class B common stock.

At October 5, 2009, we had outstanding no shares of Class A Common Stock and 4,004,000 shares of Class B common stock.

Voting Rights

Holders of our Class A and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to one hundred votes per share. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. We have not provided for cumulative voting for the election of directors in our certificate of incorporation.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock shall be entitled to share equally in any dividends that our Board of Directors may determine to issue from time to time. In the event a dividend is paid in the form of shares of Common Stock or rights to acquire shares of Common Stock, the holders of both Class A and Class B common stock shall receive Class A common stock, or rights to acquire Class A common stock.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock shall be entitled to share equally all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Conversion

Our Class A common stock is not convertible into any other shares of our capital stock.

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock, upon completion of a 2-year lockup period. In addition, each share of Class B common stock shall convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation, including the following:

     o    Transfers between our Founders.

     o Transfers for tax and estate-planning purposes, including to trusts, corporations and partnerships controlled by a holder of Class B common stock.

In addition, partnerships or limited liability companies that hold more than 5% of the total outstanding shares of Class B common stock as of the closing of the offering may distribute their Class B common stock to their respective partners or members (who may further distribute the Class B common stock to their respective partners or members) without triggering a conversion to Class A common stock. Such distributions must be conducted in accordance with the ownership interests of such partners or members and the terms of any agreements binding the partnership or limited liability Company.

The death of any holder of Class B common stock who is a natural person will result in the conversion of his or her shares of Class B common stock to Class A common stock. However, our Founders may transfer voting control of shares of Class B common stock to the other Founders contingent or effective upon their death without triggering a conversion to Class A common stock, provided that the shares of Class B common stock so transferred shall convert to Class A common stock nine months after the death of the transferring founder.

Once transferred and converted into Class A common stock, the Class B common stock shall not be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

                     REMUNERATION OF DIRECTORS AND OFFICERS

Momentum has no current employees. All of its activities are performed pursuant to the Company's consulting contract with Conover Associates LLC. Upon closing of this offering, the Board of Directors intends to appoint a Compensation Committee of the Board of Directors comprised solely of Independent Directors. The Compensation Committee will then take upon itself the task of establishing suitable levels of compensation and employment agreements for all of the senior employees of the Company. The following individuals were elected as officers of the company on June 4, 2009, and are compensated for their roles in developing the Company pursuant to the Conover Associates LLC contract or voluntarily without compensation:

Donald L. "Skip" Conover, President and Chief Executive Officer
Anoop Sivadasan, Vice President, Operations
Mary Louise Wisniewski, Vice President, Operations and Secretary
V. Seshu Kumar, Vice President
John B. Thompson, Treasurer

                            COMPENSATION OF DIRECTORS

The Independent Directors of Momentum will be compensated for their services according to standards generally accepted in the United States for service on the Board of public companies of Momentum's size and stage of development. Typical compensation packages for Independent Directors of this category include an equity component of approximately 0.25% of the post-money equity raise plus a cash component of up to $50,000 per annum.

The Company has no current plans to begin paying salaries or fees to founding Directors, who are major shareholders, nor to Corporate Officers except to cover their traveling and other expenses related to their service.

            INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

With the exception of the Subscription Agreements dated April 17, 2009 and May 14, 2009 respectively, the Contracting Agreement dated May 14, 2009, the Promoter's Share Agreement dated May 14, 2009, and the agreement to purchase a parcel of land at Arakkonam, Tamil Nadu, India of August 5, 2009, as of the date of this prospectus there are no, and have not been since inception, any material agreements or proposed transactions, whether direct or indirect, with any of the following:

     *    any Director or Officer;

     *    any nominee for election as a director;

     * any principal shareholder identified in the preceding "Security Ownership of Selling Shareholder and Management" section; or

     * any relative, spouse, or relative of such spouse, of the above referenced person.

                              STOCK INCENTIVE PLAN

To date, the Company has not adopted a Stock Incentive Plan.

              EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

To date, the Company has no employment agreements in effect with its Executive Officers. We do not pay compensation to our Founding Directors for attendance at meetings. We reimburse Directors for reasonable expenses incurred during the course of their performance. Upon the successful closure of this offering at a level of at least $5 million cash, Mr. Leonard Shutzman, Mr. Brent Longnecker and Dr. Mark Zupan will be elected "Independent Directors" of the Corporation.

                         SHARES ELIGIBLE FOR FUTURE SALE

Assuming successful completion of this offering of 6,000,000 shares, upon completion of the offering, we will have outstanding 14,004,000 shares of common stock. The 6,000,000 shares of Class A common stock to be sold in this offering, will be freely tradable in the public market without restriction under the Securities Act, unless the shares are held by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

The remaining shares of common stock outstanding upon completion of the offering will be "restricted securities," as that term is defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration, such as the exemption afforded by Rule 144.

            DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Our certificate of incorporation contains provisions that limit the liability of our Officers and Directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our Stockholders for monetary damages for any breach of fiduciary duties as Officers and Directors, except liability for the following:

     o Any breach of their duty of loyalty to our company or our stockholders.

     o Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

     o Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

     o Any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we are required to indemnify our Officers and Directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. Our Bylaws also provide that we shall advance expenses incurred by an Officer or Director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our Bylaws would otherwise permit indemnification. We have entered and expect to continue to enter into agreements to indemnify our Directors, Executive Officers and other employees as determined by the board of directors. These agreements provide for indemnification for related expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as Directors and Officers. We intend to maintain Directors' and Officers' Liability Insurance.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and Bylaws may discourage Shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against Directors and Officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our Directors, Officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as the provisions of our Amended and Restated Certificate of Incorporation or Bylaws provide for indemnification of Directors or Officers for liabilities arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

Diane D. Dalmy, Attorney at Law, 8965 W. Cornell Place, Lakewood, Colorado 80227, Telephone 303-985-9324, Facsimile 303-988-6954, has provided an opinion upon certain matters relating to the legality of the common stock offered hereby for us.

                                     AUDITOR

The financial statements for Momentum Healthcare Services, Inc. in this prospectus have been audited by EFP Rotenberg, LLP, a registered independent accounting firm to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent certified public accountants.

                              AVAILABLE INFORMATION

We have not previously been subject to the reporting requirements of the Securities and Exchange Commission. We have filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the shares offered hereby. THIS prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our securities and us you should review the registration statement and the exhibits and schedules thereto. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete. You should review the copy of such contract or document so filed.

You can inspect the registration statement and the exhibits and the schedules thereto filed with the commission, without charge, in our files in the Commission's public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can also obtain copies of these materials from the public reference section of the commission at 100 F Street, N.E., Room 1580 Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site on the Internet that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at HTTP://WWW.SEC.GOV.

                           REPORTS TO SECURITY HOLDERS

As a result of filing the registration statement, we are subject to the reporting requirements of the federal securities laws, and are required to file periodic reports and other information with the SEC. We will furnish our security holders with annual reports containing audited financial statements certified by independent public accountants following the end of each fiscal year and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                     June 30, 2009 Financials and Footnotes
                           [Begins on Following Page]

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Board of Directors and Stockholders of Momentum Healthcare Services, Inc.
(formerly known as Dennis Healthcare
Solutions, Inc)
(a Delaware Corporation)


         We have audited the accompanying balance sheet of Momentum Healthcare Services, Inc. (formerly known as Dennis Healthcare Solutions, Inc.) as of June 30, 2009, and the related statements of operations, changes in stockholders' equity, and cash flows for the period from the date of inception (April 15, 2009) through June 30, 2009. Momentum Healthcare Services, Inc.'s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Momentum Healthcare Services, Inc. as of June 30, 2009, and the results of its operations and its cash flows for the period from the date of inception (April 15, 2009) through June 30, 2009 in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note D to the financial statements, the Company's development stage loss raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



EFP Rotenberg, LLP
Rochester, New York
October 5, 2009

                       MOMENTUM HEALTHCARE SERVICES, INC.
                  (FORMERLY DENNIS HEALTHCARE SOLUTIONS, INC.)
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET
                                 JUNE 30, 2009

                                                              2009
                                                          (In Dollars)
                                                          ____________
ASSETS

CURRENT ASSETS

Cash and Cash Equivalents                                    13,074

     TOTAL CURRENT ASSETS                                    13,074

TOTAL ASSETS                                                 13,074

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

CURRENT LIABILITIES

ACCRUED EXPENSES                                                500

     TOTAL CURRENT LIABILITIES                                  500

TOTAL LIABILITIES                                               500

STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock, $.01 Par, 10,000,000 Shares Authorized
   2,254,000 Issued and Outstanding                          22,540

Additional Paid in Capital                                   90,160

RETAINED EARNINGS (DEFICIT)                                (100,126)

     TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                    12,574

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)         13,074


The accompanying notes are an integral part of these financial statements.

                       MOMENTUM HEALTHCARE SERVICES, INC.
                  (FORMERLY DENNIS HEALTHCARE SOLUTIONS, INC.)
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS

                                                   PERIOD FROM DATE OF
                                               INCEPTION (APRIL 15, 2009)
                                                 THROUGH JUNE 30, 2009
                                                      (IN DOLLARS)
                                               __________________________

SALES

EXPENSES

Consulting                                              100,000

BANK FEES                                                   126

TOTAL EXPENSES                                         (100,126)

NET LOSS                                               (100,126)

LOSS PER SHARE - BASIC AND DILUTED                        (0.14)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING              714,935


The accompanying notes are an integral part of these financial statements.




                       MOMENTUM HEALTHCARE SERVICES, INC.
                  (FORMERLY DENNIS HEALTHCARE SOLUTIONS, INC.)
                         (A DEVELOPMENT STAGE COMPANY)


                     STATEMENT OF CHANGES IN OWNER'S EQUITY
  FOR THE PERIOD FROM DATE OF INCEPTION (APRIL 15, 2009) THROUGH JUNE 30, 2009


                                                       COMMON     ADDITIONAL PAID      RETAINED
                                         # SHARES      STOCK        IN CAPITAL         EARNINGS      TOTAL
                                         ____________________________________________________________________

INCEPTION (APRIL 15, 2009) - BALANCE             -          -              -                 -             -

COMMON STOCK ISSUED FOR CASH             2,254,000     22,540         90,160                         112,700

NET LOSS                                                                              (100,126)     (100,126)

JUNE 30, 2009 - BALANCE                  2,254,000     22,540         90,160          (100,126)       12,574

















   The accompanying notes are an integral part of these financial statements.


                       MOMENTUM HEALTHCARE SERVICES, INC.
                  (FORMERLY DENNIS HEALTHCARE SOLUTIONS, INC.)
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS


                                                            PERIOD FROM DATE OF
                                                            INCEPTION (APRIL 15,
                                                             2009) THROUGH JUNE
                                                                  30, 2009
                                                                (IN DOLLARS)
                                                            ____________________

CASH FLOWS FROM OPERATING ACTIVITIES

Net Income (Loss)                                                 (100,126)

CHANGES IN ASSETS AND LIABILITIES

ACCRUED EXPENSES                                                       500

NET CASH FLOWS FROM OPERATING ACTIVITIES                           (99,626)

NET CASH FLOWS FROM INVESTING ACTIVITIES                                 -

NET CASH FLOWS FROM FINANCING ACTIVITIES

ISSUANCE OF COMMON STOCK FOR CASH                                  112,700

NET CASH FLOWS FROM FINANCING ACTIVITIES                           112,700

Net Change in Cash and Cash Equivalents                             13,074

CASH AND CASH EQUIVALENTS - INCEPTION OF COMPANY                         -

CASH AND CASH EQUIVALENTS - END OF PERIOD                           13,074


The accompanying notes are an integral part of these financial statements.

                       MOMENTUM HEALTHCARE SERVICES, INC.
                  (FORMERLY DENNIS HEALTHCARE SOLUTIONS, INC.)
                         (A DEVELOPMENT STAGE COMPANY)

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE A - THE COMPANY

The Company, a Delaware corporation, headquartered in Annapolis, Maryland, is a development stage company that intends to provide healthcare services in the form of medical transcriptions, billing, and business process outsourcing, healthcare information systems and hospitals in India. The Company has retained Conover Associates LLC to prepare a business plan, raise capital, and commence operations. Conover Associates charges the Company $50,000 per month to accomplish these matters.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

The financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles. The significant accounting policies are as follows:

DEVELOPMENT STAGE

The Company has operated as a development stage enterprise since its inception by devoting substantially all of its efforts to financial planning, raising capital, and developing markets for its services. The company prepares its financial statements in accordance with the requirements of Statement of Financial Accounting Standards No. 7, "Account and Reporting by Development Stage Enterprises."

FISCAL YEAR

The Company's fiscal year ends on the last day of March.

CASH EQUIVALENTS

The company considers all highly liquid investments with a maturity of 3 months or less to be cash equivalents. The Company did not have any cash equivalents at June 30, 2009. The Company does not maintain its cash in bank demand deposit and savings accounts that exceed federally insured limits.

LOSS PER COMMON SHARE

Loss per common share is computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," by dividing income (loss) available to common stockholders by weighted average number of common shares outstanding for each period.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results can differ from those estimates.

FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying value, unless otherwise noted.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No, 109, "Accounting for Income Taxes", using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carry forwards. Deferred income tax expense represents the change in net deferred assets and liabilities balances. The Company had no income tax liability. The Company is liable for Delaware franchise taxes.

RECENT ACCOUNTING PRONOUNCEMENTS

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position, or cash flow.

NOTE C - EQUITY SECURITIES

The Company has 2,254,000 shares outstanding. The Company has 10,000,000 shares of authorized common stock with $0.01 par value.

NOTE D - GOING CONCERN

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. From date of inception (April 15, 2009) to June 30, 2009 the Company has reported a net loss of $100,126.

The Company's continued existence is dependent upon its ability to raise capital. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE E - GENERAL AND ADMINISTRATIVE EXPENSES

The Company incurred $100,000 of consulting expenses and $126 in bank fees from inception to June 30, 2009.

NOTE F - RELATED PARTY TRANSACTIONS

Mr. Conover is a consultant to the Company via his company Conover Associates LLC, a stockholder and President of the Company. Conover Associates LLC was engaged by the major shareholders to develop the Company. The expenses listed on the financial statement of $100,000 were paid to Mr. Conover. Future payments on the contract as of June 30, 2009 are $200,000 with an ending date of October 31, 2009.

Momentum has entered into a "Promoter's Share Agreement" dated May 14, 2009, through which P. Sivadasan and Michael Brown will be issued 1 million Class B common shares to share among themselves and their nominees at their sole discretion and Donald L. Conover will be awarded 1 million Class B common shares to share among himself and his nominees at his sole discretion each at such time as Momentum has either $10 million in revenue, or it has raised $2 million in shareholder's equity.

NOTE G - SUBSEQUENT EVENTS

Subsequent events were evaluated through October 5, 2009, the date the financial statements were issued. On August 12, 2009 the Company restated their certificate of incorporation with the following changes: 1) the name of the Company was changed from Dennis Healthcare Solutions, Inc. to Momentum Healthcare Services, Inc. 2) increasing the number of authorized shares was changed from ten million (10,000,000) to one-hundred million (100,000,000) 3) one class of stock was changed to two classes of common stock, a Class A with up to eighty million (80,000,000) authorized shares and a Class B with up to twenty million (20,000,000) authorized shares; both classes being equal in all respects except that Class B has one hundred votes per share and 4) added that change of control requires sixty percent (60%) of the number of the shares of capital stock.

Total shares of Class B Common Stock outstanding as of October 5, 2009, pursuant to subscription agreements dated April 17, 2009 and May 14, 2009 respectively, were 4,004,000 shares of Class B Common Stock.

On August 5, 2009, Momentum entered a contract to acquire 10 acres of land from Dennis Steels Pvt. Ltd., at the major railway junction of Arakkonam, in the State of Tamil Nadu, 70 kilometers west of Chennai, India. Mr. K.J. Dennis, Chairman of Momentum, controls Dennis Steels Pvt. Ltd. Momentum will purchase this land using registered Class A Common Stock valued at $5.00 per share, contingent upon Momentum raising $10 million in equity prior to closing.



            [REGISTRATION STATEMENT CONTINUES ON THE FOLLOWING PAGE]

                     RECENT SALES OF UNREGISTERED SECURITIES

                              ISSUANCE TO FOUNDERS

As of October 5, 2009, we had either issued shares to Founders or have contracted to issue shares to Founders on the following basis:

_____________________________________________________________________________________________________________

Name & Address of Owner                Amount and Nature of                   Percentage of     Percentage of
and Position if Applicable             Beneficial Ownership                   Class Before      Class After
                                       by Class*                              Offering**        Offering***
_____________________________________________________________________________________________________________

K.J. Dennis,                           3,000,000 Class B common stock             49.97%          37.48%
Chairman of the Board of Directors
P.B. No. 169 Cocodale
M.O. Ward, Alleppey
Kerala, India 688 001
_____________________________________________________________________________________________________________

Anoop S.R.,                            3,000,000 Class B common stock****         49.97%          37.48%
Director and Vice President,
46/1586, Preethi Buildings
Vyttila Jn., Kochi,
Kerala, India 682 019
_____________________________________________________________________________________________________________

P. Sivadasan,                          1,000,000 Class B Common stock               0.00%         12.50%
Director and CEO
46/1586, Preethi Buildings
Vyttila Jn., Kochi
Kerala, India
_____________________________________________________________________________________________________________

Donald L. Conover,                     1,004,000 Class B common stock****          0.06%          12.54%
Director and President
3 Church Circle, Suite 130
Annapolis, MD 21401
_____________________________________________________________________________________________________________

*Mr. K.J. Dennis and Mr. Anoop S.R. have entered into a subscription agreement with Dennis Healthcare Solutions, Inc., now named Momentum Healthcare Services,
Inc., on May 14, 2009, to purchase 6 million shares of Common Stock for $300,000. Thereafter, on August 5, 2009, the Board of Directors and Shareholders by resolution deemed the shares so subscribed Class B common stock.

**Of the K.J. Dennis and Anoop S.R. subscription of May 14, 2009, at the date of offering, 5,000,000 shares of Class B common stock are issued and outstanding, and we expect the remaining 1,000,000 shares of Class B common stock so subscribed will be issued and outstanding by October 14, 2009, as required by their subscription agreement. For the purposes of this table, since the issuance of these shares is contracted by subscription, it is assumed that the relevant party beneficially owns them.

***For the purposes of this table, it is assumed that 6,000,000 shares of Common
Stock of Momentum will be sold in the offering. Any lesser subscription will result in a lesser percentage of shares of Common Stock being held by the public.

****Under the Promoter's Share Agreement of May 14, 2009, P. Sivadasan and
Donald L. Conover, or their nominees, will each receive 1 million shares of Class B common stock upon the happening of one of two events: Either the Company has revenue of $10 million or the Company has successfully raised not less than $2 million in equity from shareholders other than the Founders. For the purposes of this table, it is assumed that these shares will be issued immediately after the successful completion of this offering. Since both P. Sivadasan and Donald
L. Conover may name who is to receive these shares, other than themselves, other persons, corporations or institutions may hold these shares after this offering.


                                    EXHIBITS

The following exhibits are included as part of this Form S-1 or are incorporated by reference to our previous filings:

Exhibit No.                     Description
___________                     ___________

    3.1         Articles of Incorporation, as amended*

    3.2         Bylaws*

    5.1         Legal Opinion of Diane Dalmy, Attorney at Law, October 15, 2009*

   10.1         Contingent Contract to Purchase Parcel of Land Near Arakkonam,
                Tamil Nadu*

   23.1         Consent of EFP Rotenberg, LLP, October 5, 2009*

   23.2 Consent of Diane Dalmy, Attorney at Law, October 15, 2009 (included in Exhibit 5.1)*

   99.1         Generic Projected Project Plan for one 75-bed Acute Care
                Hospital*



_________________
*    Filed with S-1 on October 15, 2009



                                  UNDERTAKINGS

a. The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


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


          iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. Intentionally omitted.

     5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

         i. Intentionally omitted.

         ii. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.


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


     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our securities are not listed on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings.

When this offer becomes effective, Momentum Healthcare Services, Inc. intends to be a reporting Company with the Securities and Exchange Commission. The public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. All filings of Momentum will be made electronically. The address of that site is www.sec.gov.

There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock.


                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on October 23, 2009.


                                  MOMENTUM HEALTHCARE SERVICES, INC.
                                  (Registrant)

                                  /s/ DONALD L. CONOVER
                                  ________________________________________
                                  By:  Donald L. Conover
                                       Chief Executive Officer, President,
                                       and Director



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


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacity and on the date indicated.

Signature                 Title                                  Date



/s/ K.J. DENNIS           Chairman of the Board of Directors    October 23, 2009
_____________________
    K. J. Dennis


/s/ DONALD L. CONOVER     President                             October 23, 2009
_____________________
    Donald L. Conover


/s/ ANOOP S. R.           Director                              October 23, 2009
_____________________
    Anoop S. R.


/s/ P. SIVADASAN          Director                              October 23, 2009
_____________________
    P. Sivadasan




                                  EXHIBIT INDEX

Exhibit No.                     Description
___________                     ___________

    3.1         Articles of Incorporation, as amended*

    3.2         Bylaws*

    5.1         Legal Opinion of Diane Dalmy, Attorney at Law, October 15, 2009*

   10.1         Contingent Contract to Purchase Parcel of Land Near Arakkonam,
                Tamil Nadu*

   23.1         Consent of EFP Rotenberg, LLP, October 5, 2009*

   23.2 Consent of Diane Dalmy, Attorney at Law, October 15, 2009 (included in Exhibit 5.1)*

   99.1         Generic Projected Project Plan for one 75-bed Acute Care
                Hospital*



_________________
*    Filed with S-1 on October 15, 2009



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